Filed Pursuant to Rule 424(b)(1)
File No. 333-171410

PROSPECTUS    SUPPLEMENT

(To prospectus dated August 17, 2012)

7,500,000 Shares

Textainer Group Holdings Limited

Common Shares

We are selling 5,000,000 of our common shares, and the selling shareholder identified in this prospectus supplement is selling 2,500,000 of our common shares. We will not receive any proceeds from the sale of common shares by the selling shareholder.

Our common shares trade on the New York Stock Exchange under the symbol “TGH.” On September 13, 2012, the last sale price of our common shares as reported on the New York Stock Exchange was $32.00 per share.

Investing in our common shares involves risks that are described in the “Risk Factors” section beginning on page S-13 of this prospectus supplement.

	Per Share	Total
Public offering price	$31.50	$236,250,000
Underwriting discount	$1.26	$9,450,000
Proceeds, before expenses, to us	$30.24	$151,200,000
Proceeds, before expenses, to the selling shareholder	$30.24	$75,600,000

The underwriters may also exercise their option to purchase up to an additional 1,125,000 common shares from us, at the public offering price less the underwriting discount, for 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about September 19, 2012.

Joint Book-Running Managers

BofA Merrill Lynch	Wells Fargo Securities	Credit Suisse

Senior Co-Managers

RBC Capital Markets	Deutsche Bank Securities	SunTrust Robinson Humphrey

Co-Managers

Investec Bank Limited	ABN AMRO	Mitsubishi UFJ Securities	Dahlman Rose & Company

The date of this prospectus supplement is September 13, 2012.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the terms of this offering of common shares. The second part is the accompanying prospectus, which provides more general information. Generally, when we refer to “this prospectus”, we are referring to both parts of this document combined. If the information varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement contains information about our common shares offered in this offering and may add, update or change information in the accompanying prospectus. Before you invest in our common shares, you should carefully read this prospectus supplement, along with the accompanying prospectus, in addition to the information contained in the documents we refer to under the headings “Information Incorporated by Reference” and “Where You Can Find More Information.”

Neither we, the selling shareholder nor the underwriters have authorized anyone to provide you with any information or to make any representation not contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus or included in any free writing prospectus that we may file with the Securities and Exchange Commission, or the SEC, in connection with this offering. We do not, and the selling shareholder and the underwriters do not, take any responsibility for, and can provide no assurances as to, the reliability of any information that others may provide you. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein or therein or any free writing prospectus prepared by us is accurate as of any date other than the date of the respective document. Our business, financial condition, results of operations and prospects may have changed since that date.

Industry data and other statistical information used in this prospectus, any related free writing prospectus and any document incorporated by reference into this prospectus are based on independent publications, reports by market research firms or other published independent sources. Some data are also based on our good faith estimates, derived from our review of internal surveys and the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information.

In this prospectus, unless otherwise specified, all monetary amounts are in U.S. dollars. To the extent that any monetary amounts are not denominated in U.S. dollars, they have been translated into U.S. dollars in accordance with our accounting policies as described in our consolidated financial statements incorporated by reference into this prospectus.

Neither we, the selling shareholder, nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

Consent under the Exchange Control Act 1972 (and its related regulations) has been given by the Bermuda Monetary Authority for the issue and transfer of our securities other than Equity Securities to and between non-residents of Bermuda for exchange control purposes and for the issue and transfer of our Equity Securities to and between non-residents of Bermuda for exchange control purposes provided our common shares are and remain listed on an appointed stock exchange, which includes the New York Stock Exchange, or the NYSE. This prospectus may be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness, the correctness of any of the statements made or opinions expressed in this prospectus.

S-ii

INFORMATION REGARDING FORWARD LOOKING STATEMENTS; CAUTIONARY LANGUAGE

This prospectus supplement, the accompanying prospectus, any related free writing prospectus supplement and any document incorporated by reference into this prospectus contain, or will contain, forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, or the PSLRA. In addition, we, or our executive officers on our behalf, may from time to time make forward-looking statements in reports and other documents we file with the SEC or in connection with oral statements made to the press, potential investors or others. Forward-looking statements include all statements that are not statements of historical facts and may relate to, but are not limited to, expectations or estimates of future operating results or financial performance, capital expenditures, regulatory compliance, plans for growth and future operations, as well as assumptions relating to the foregoing. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue” or the negative of these terms or other similar terminology. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy, and actual results may differ materially from those we anticipated due to a number of uncertainties, many of which cannot be foreseen.

Forward looking statements include, among others, statements regarding (i) our belief that refrigerated containers represent a very attractive market, (ii) our belief that our existing liquidity, long-term lease portfolio, upside market exposure and presence of both owned and managed containers will provide us with a more predictable source of revenues and operating cash flow, higher operating margins over time and allow is to continue to pay a sustainable dividend as we expand our container fleet and grow our business effectively over time, (iii) our beliefs and expectations with respect to growth in containerized trade, favorable container supply dynamics, the increasing reliance on container lessors and prevalence of long-term leases will translate into continued excellent returns for our industry, (iv) our expectation that we will continue to identify and acquire attractive portfolios of containers, (v) our belief the consolidation trend in the industry and ongoing downturn in the world’s major economies will result in potential acquisition opportunities, (vi) our expectation that we will target high utilization rates and attractive returns on our assets though our focus on disciplined portfolio management, (vii) our expectations with respect to the refinancing of our existing revolving credit facility and (viii) our expectations with respect to our purchase of a total of approximately 52,000 TEU from our managed fleet. Similarly, forward-looking statements regarding our present expectations for operating results and cash flow involve risks and uncertainties related to factors such as utilization rates, per diem rates, container prices, demand for containers by container shipping lines, supply and other factors described in the section entitled “Risk Factors” in this prospectus supplement, which would also cause actual results to differ from present plans. Such differences could be material.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date the statements are made. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to, and do not plan to, update any forward-looking statements as a result of new information, future events or developments, except as required by U.S. federal securities laws. You should read this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any document incorporated by reference into this prospectus with the understanding that we cannot guarantee future results, levels of activity, performance or achievements and that actual results may differ materially from what we expect.

Before you invest in our securities, you should be aware that the occurrence of these risks and uncertainties could negatively impact, among other things, our business, cash flows, results of operations, financial condition and share price. Potential investors should not place undue reliance on our forward-looking statements.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us. This summary does not contain all of the information that may be important to you or that you should consider before deciding to invest in our common shares. You should read carefully this entire prospectus supplement, the accompanying prospectus and the information incorporated by reference herein, including the risk factors and our consolidated financial statements and the related notes before investing in our common shares. In this prospectus supplement, unless indicated otherwise, references to: (1) “Textainer,” “TGH,” “the Company,” “we,” “us” and “our” refer, as the context requires, to Textainer Group Holdings Limited, or Textainer Group Holdings Limited and its subsidiaries; (2) “TEU” refers to a “Twenty-Foot Equivalent Unit,” which is a unit of measurement used in the container shipping industry to compare shipping containers of various lengths to a standard 20’ dry freight container, thus a 20’ container is one TEU and a 40’ container is two TEU; (3) “CEU” refers to a Cost Equivalent Unit, which is a unit of measurement based on the approximate cost of a container relative to the cost of a standard 20’ dry freight container, so the cost of a standard 20’ dry freight container is one CEU; the cost of a 40’ dry freight container is 1.6 CEU; and the cost of a 40’ high cube dry freight container (9’6” high) is 1.7 CEU; (4) “our owned fleet” means the containers we own; (5) “our managed fleet” means the containers we manage that are owned by other container investors; (6) “our fleet” and “our total fleet” mean our owned fleet plus our managed fleet plus any containers we lease from other lessors; and (7) “container investors” means the owners of the containers in our managed fleet.

Our Company

Textainer is the world’s largest lessor of intermodal containers based on fleet size, with a total fleet of more than 1.7 million containers, representing over 2.6 million TEU, as of June 30, 2012. Containers are an integral component of intermodal trade, providing a secure and cost-effective method of transportation because they can be used to transport freight by ship, rail or truck, making it possible to move cargo from point of origin to final destination without repeated unpacking and repacking.

We lease containers to approximately 400 shipping lines and other lessees, including each of the world’s top 20 container lines, as measured by the total TEU capacity of their container vessels. We believe that our scale, global presence, access to capital, customer service, market knowledge and long history with customers have made us one of the most reliable suppliers of leased containers. We have a long track record in the industry, operating since 1979, and have developed long-standing relationships with key industry participants. Our top 25 customers, as measured by revenues, have leased containers from us for an average of over 24 years.

Our total revenues primarily consist of leasing revenues derived from the lease of our owned containers and, to a lesser extent, fees received for managing containers owned by third parties and from the sale of containers. The key drivers of our revenues are fleet size, rental rates, utilization and realized residual values. For the six months ended June 30, 2012, 56% of our total operating lease revenues based on lessee domicile originated in the Asia Pacific region, 32% in Europe, 8% in the Americas and 4% in the Middle East and Africa.

Our operating model focuses on generating attractive returns from our container assets over their economic useful lives, and we proactively manage the acquisition, leasing, re-leasing and sale of the containers in our portfolio. Our profitability depends on not only favorable initial long-term leases for new containers, but also maximizing the returns generated by these containers throughout their useful life in marine service and their ultimate sale into the secondary market (“resale”). We believe that our scale, global presence and relationships with approximately 400 container lessees and more than 1,100 resale buyers provide us a competitive advantage in acquiring containers as well as in leasing, re-leasing and selling our containers.

The largest portion of our fleet is comprised of dry freight containers, which are by far the most common type of intermodal containers. Dry freight intermodal containers are large, standardized steel boxes used to carry general cargo, such as manufactured component parts, consumer staples, electronics and apparel. Our fleet also consists of specialized containers, including flat-rack and open-top containers that are generally used to transport heavy or oversized cargo and refrigerated containers, which have integral refrigeration units on one end that plug into an outside power source and are generally used to transport perishable and frozen goods. We believe that refrigerated containers represent a very attractive market, and we have continued to invest in growing our refrigerated container fleet in addition to our dry freight container fleet.

We lease containers primarily under four different types of leases.

•

Term leases, which provide customers with a specified number of containers for a specified period of time, typically ranging from three to eight years, with an associated set of pick-up and drop-off conditions, represented approximately 75% of our total on hire fleet as of June 30, 2012.

•

Master leases, which provide a framework of terms and conditions valid for a specified period of time, typically one year, give customers greater flexibility than is typical in term leases and represented approximately 17% of our total on hire fleet as of June 30, 2012.

•	Finance leases, which provide customers an alternative means for purchasing containers, represented approximately 5% of our total on hire fleet as of June 30, 2012.

•

Spot leases, which provide customers with containers for a relatively short lease period and with fixed pick-up and drop-off locations, represented approximately 3% of our total on hire fleet as of June 30, 2012.

As of June 30, 2012, approximately 75% of our on-hire fleet was on long-term leases with an average remaining lease term of approximately 40 months. When initial term leases expire, we focus on renewing or extending leases beyond their expiration date. We focus on negotiating favorable return provisions, maintain an active presence in the master and spot lease markets, and work to increase our options for disposing of off-lease containers so that we have attractive alternatives if it is not possible to achieve reasonable renewal or extension of terms with the current lessee. During the twelve month period ending June 30, 2012, the average utilization of our owned fleet was 98.4%.

We successfully completed our initial public offering in the United States on October 9, 2007, and our common shares trade on the New York Stock Exchange under the symbol “TGH”. Trencor Ltd. (“Trencor”), a company publicly traded on the JSE Limited (the “JSE”) in Johannesburg, South Africa, and its affiliates currently have a beneficiary interest through Halco Holdings Inc (“Halco”) in 60.01% of our issued and outstanding common shares.

We have demonstrated a track record of growth. Since our initial public offering, we have grown net income available to our shareholders from $67.7 million in 2007 to $189.6 million in 2011, and our total fleet from approximately 2.0 million TEUs as of December 31, 2007 to approximately 2.4 million TEUs as of December 31, 2011, and over 2.6 million as of June 30, 2012. We have been one of the largest buyers of new containers, acquiring an average of more than 141,000 TEU of new containers per year for the last five years. We have grown our owned fleet from 0.8 million TEU (40% of the total fleet) to 1.4 million TEU (59% of the total fleet) from December 31, 2007 to December 31, 2011. We have grown our owned refrigerated fleet from 6,641 TEU as of December 31, 2008 to 31,640 TEU as of December 31, 2011, which represents a compounded annual growth rate (“CAGR”) of over 68%. We are also one of the largest sellers of used containers, having sold an average of more than 80,000 containers per year for the last five years.

Net Income Available to TGH Shareholders (in millions)	Total Container Fleet (thousands of TEUs, at year end)

We have paid a cash dividend in every quarter since our initial October 2007 public offering and, including our time as a privately held entity, we have paid stable or increasing dividends for 23 consecutive years. Our dividend has been increased 13 times since our initial public offering, including in each of the last 10 quarters, and we maintained our dividend during the 2008-2009 economic downturn. Our dividend strategy is to provide our shareholders with a sustainable dividend while maintaining capital to invest and grow our business. We believe that our existing liquidity, long-term lease portfolio and upside market exposure will allow us to continue to pay a sustainable dividend as we expand our container fleet. However, the declaration and payment of dividends, if any, will always be subject to the discretion of our board of directors and will depend on, among other things: (i) our earnings, financial condition and available sources of liquidity, (ii) decisions in relation to our growth strategies, (iii) provisions of Bermuda law governing the payment of dividends, (iv) restrictive covenants in our existing and future debt instruments, and (v) global financial conditions. We can give no assurance that dividends will be paid in the future.

Market Opportunity

Intermodal containers are a large, global asset class comprised of approximately 31.3 million TEU at the end of 2011. Containers are built in accordance with standard dimensions and weight specifications established by the International Organization for Standardization (“ISO”).

While the useful economic life of containers varies based upon the damage and normal wear and tear suffered by the container, we estimate that the useful economic life for a standard dry freight container used in intermodal transportation is on average 12 years. Some shipping lines have recently indicated that they intend to keep their containers for longer than 12 years.

According to World Cargo News, an industry publication, container lessors owned approximately 45% of the total worldwide container fleet and shipping lines own almost all the balance of the container fleet.

According to World Cargo News, intermodal leasing companies, as ranked by total TEU at January 2012, are as follows:

Company	TEU (1)
Textainer	2,470
Triton Container	1,855
Florens Container (2)	1,775
TAL International	1,625
Seaco	990
CAI	930
SeaCube Containers	930
Cronos Group	725
Touax (Gold Container)	505
Dong Fang International	495
Beacon Intermodal	375
UES International HK	290
Other	985

Grand Total	13,950

(1)	TEU numbers in thousands.

(2)	Includes containers leased to Cosco Container Lines.

We believe that the following factors create opportunities for us to successfully grow our business:

•

Continued Growth in Containerized Trade. Containers are the primary means by which products are shipped internationally. Over the last decade, containerized trade has grown at a rate greater than that of general worldwide economic growth. According to Drewry Shipping Consultants, Ltd. (“Drewry”), an independent global maritime consulting and publishing firm, worldwide containerized annual port throughput increased at a CAGR of 8.6% from 2000 to 2011. This growth has been due to several factors, including the continued integration of developing high growth economies into global trade patterns, the shift in global manufacturing capacity to lower labor cost areas such as China and Southeast Asia, and the continued conversion of cargo from bulk shipping into containers. As depicted below, this growth is expected to continue with an estimated CAGR of approximately 6.3% from 2011 through 2015.

Containerized Port Throughput

(thousands of TEUs)

Source: Drewry.

•

Favorable Container Supply Dynamics. Lead times for delivery of new container orders are typically one to three months, a period of time which is significantly shorter than the two to four year delivery lead time associated with other types of transportation assets, such as containerships or aircraft. As a result, the historical production of containers has generally been quicker to adjust to changing market conditions, limiting the size of the idle container fleet and helping preserve a favorable supply and demand balance. For example, during the global financial crisis and recession in the second half of 2008 orders and construction of new dry cargo boxes came to a virtual halt until container manufacturers began to slowly restart production in the last few months of 2009. We estimate that the world container fleet declined by approximately 4% in 2009 as a result of the continued retirement of older containers in the ordinary course and lack of new container production.

•

Increasing Reliance on Container Lessors. We believe that the increasing reliance of container shipping lines on leasing companies to provide containers represents a very positive secular trend. The percentage of the global container fleet owned by container lessors has increased since 2009 and is currently 45%, according to World Cargo News. Since 2010, we believe leasing companies have purchased more than half of all new container production and we estimate they have purchased 60% or more of container production to date in 2012, or 75% after deducting purchases by Maersk, the largest shipping line buyer. We expect that the percentage of new containers purchased by lessors will continue to increase in the next few years, given limited access to credit and competing needs for capital expenditures by shipping lines. We believe the ownership of containers is no longer a core use of capital expenditures for the container shipping lines, who are focused on growing their containership fleets, investing in larger more fuel-efficient vessels and investing in container terminals and other infrastructure. Given the uncertainty and variability of export volumes and the fact that shipping lines have difficulty in accurately forecasting their container requirements at different ports, the availability of containers for lease significantly reduces a shipping line’s need to purchase and maintain excess container inventory, and increases its ability to meet peak demand requirements.

We believe that the expected continued growth in containerized trade, the favorable container supply dynamics, the increasing reliance on container lessors and prevalence of long-term leases will translate into continued excellent returns for our industry.

Competitive Strengths

We believe that we possess a number of strengths that provide us with a competitive advantage, including:

Largest Container Lessor in the Industry. We operate the world’s largest fleet of leased intermodal containers by fleet size, with a total fleet of more than 1.7 million containers, representing over 2.6 million TEU, as of June 30, 2012. We provide our services worldwide via a network of regional and area offices and independent depots. We have been one of the largest buyers of new containers purchasing an average of more than 141,000 TEU per year for the last five years and are also one of the largest sellers of used containers, selling an average of more than 80,000 containers per year for the last five years. Our consistent presence in the market buying and selling containers provides us with broad market intelligence, and valuable insight into the demand patterns of our shipping line customers and resale container buyers.

Proven Ability to Grow Our Fleet. Our ability to invest in our fleet on a consistent basis has allowed us to become the world’s largest container lessor. We have demonstrated our ability to increase the size of our container fleet by purchasing containers from manufacturers and by acquiring existing container fleets or their management rights. Since 1999, we have acquired the rights to manage approximately 1,380,000 TEU from former competitors and we have acquired approximately 480,000 TEU of containers from our managed fleet. This experience provides us with a competitive advantage over other lessors who are less experienced in assuming ownership or management of other container fleets. As one of the container leasing industry’s largest buyer of new containers, we have developed strong relationships with container manufacturers. These relationships, along with our large volume buying power and solid financial structure, enable us to reliably purchase containers during periods of high demand.

Ability to Generate Attractive Returns Throughout the Container Life-Cycle. One of our major strengths is our demonstrated ability to generate attractive revenue streams throughout the economic life of a container in marine service and upon resale of the container at the end of its marine service life. At the end of a lease, we generally have the ability to either negotiate an extension of the lease term or to take back the container and re-lease or sell it maximizing the container’s return. This flexibility, coupled with our international coverage, organization and resources, allows us to deploy containers to those markets where we can re-lease or sell them on comparatively attractive terms, thereby optimizing our returns and the residual value of our fleet.

Strong Long-Standing Relationships with Customers. Our scale, long presence in the business and reliability as a supplier of containers has resulted in strong relationships with our customers. We lease containers to approximately 400 shipping lines and other lessees, including each of the world’s top 20 container lines, as measured by vessel fleet size in TEU and we sell containers to over 1,100 resale customers. We believe our ability to consistently supply containers in locations where our customers need them makes us one of the most reliable lessors of containers. Our top 25 customers, as measured by revenues, have leased containers from us for an average of over 24 years.

Strategic Management of Container Portfolio. We believe that the long-term nature of our lease portfolio, as well as the presence of both owned and managed containers in our fleet, provides us with a more predictable source of revenues and operating cash flow and higher operating margins over time, enabling us to manage and grow our business more effectively. We derive revenues from leasing our owned containers, managing containers owned by third parties, buying and selling containers and supplying leased containers to the U.S. military. These multiple revenue streams provide for a diverse income base, mitigate the effects of our cyclical industry on profitability and allow us to optimize our use of capital.

Experienced Management Team. Our senior management has a long history in the industry. Our senior management have an average of over 18 years of service with us. The management team has extensive experience in sourcing, leasing, financing, selling, trading and managing containers, as well as a long track record of successfully acquiring and selling container assets.

Business Strategies

We intend to grow our business profitably by pursuing the following strategies:

Leverage Our Status as the Largest Container Lessor and Consistent Purchaser and Seller of Containers. We maintain a young fleet age profile by making regular purchases of available containers to replace older containers and increase the size of our fleet. We believe that this consistent purchasing behavior and the resulting scale and young fleet age profile provides us with a competitive advantage in maintaining strong relationships with manufacturers and growing our market share with our existing customers.

Pursue Attractive Container Fleet Acquisition Opportunities. We will continue to seek to identify and acquire attractive portfolios of containers, both on an owned and on a managed basis, to allow us to grow our fleet profitably. We believe that the consolidation trend in our industry will continue and will likely offer us future growth opportunities. We also believe that the ongoing downturn in the world’s major economies and the constraints in the credit markets may also result in potential acquisition opportunities, including through the purchase and leaseback of customer-owned containers. Purchase and leaseback transactions can be attractive to our customers because they free up cash for other capital needs, and these transactions enable us to buy attractively priced containers and at the same time place them on leases for the remainder of their marine service lives.

Continue to Focus on Maintaining High Levels of Utilization and Operating Efficiency. We will continue to target high utilization rates and attractive returns on our assets through our focus on longer-term leases and disciplined portfolio management. As of June 30, 2012, approximately 75% of our total on hire fleet (based on total TEU) was on long-term leases, compared to approximately 58% ten years ago. We also drive operating efficiency by maintaining a low cost structure, having brought down our fleet management cost per CEU per day by approximately 50% and grown the number of CEU per employee by over 215%, in each case over the 10 years ended December 31, 2011. Our management cost per CEU per day and CEU per employee metrics are significantly better than all three of the other container leasing companies publicly traded in the U.S. Furthermore, we believe that we can continue to grow our fleet without a proportionate increase in our headcount, thereby continuing to improve profitability by spreading our operating expenses over a larger revenue base.

Maintain Access to Diverse Sources of Capital. We have successfully utilized a wide variety of financing alternatives to fund our growth, including secured debt financings, bank financing, and equity from third party investors in containers. We believe this diversity of funding, combined with our access to the public equity markets, provides us with an advantage in terms of both cost and availability of capital, versus our smaller competitors and also our shipping line customers.

Recent Developments

On September 10, 2012 we announced that we entered into two separate agreements to acquire approximately 52,000 TEU from our managed fleet for approximately $66 million with the transfer of ownership rights effective as of August 1, 2012. The purchase of approximately 4,300 TEU was completed on August 1, 2012 and the purchase of approximately 47,800 TEU is expected to close by the end of September 2012. The two acquired fleets consist of standard dry freight containers and the purchases increase the percentage of Textainer’s owned fleet from 61% as of July 31, 2012 to 63% as of the August 1, 2012 effective date for the ownership rights transfer.

We are currently in discussions with potential lenders regarding the refinancing of our existing $205 million revolving credit facility of our wholly-owned subsidiary Textainer Limited with a new credit facility. The current facility is scheduled to mature in April 2013. As of September 4, 2012, $188.5 million is outstanding under this facility. We have not obtained a commitment for the full amount of the new credit facility or finalized the credit documentation governing the new credit facility. We currently expect to close the refinancing by the end of September 2012. The closing of this offering of is not conditioned on the refinancing of Textainer Limited’s existing credit facility, and we cannot assure you that Textainer Limited will enter into a new credit facility on the schedule anticipated, or at all.

Corporate Information

Our corporate headquarters are located at Century House 16 Par-La-Ville Road, Hamilton HM 08, Bermuda, and our telephone number is (441) 296-2500. Our web site address is www.textainer.com. Information contained on, or that can be accessed through, our website is not a part of this prospectus.

The Offering

Common shares offered:

By the Company	5,000,000 shares

By the selling shareholder	2,500,000 shares

Total	7,500,000 shares

Common shares to be issued and outstanding after this offering	54,624,085 shares

Use of proceeds	The net proceeds to us from this offering, after deducting the underwriting discount and estimated expenses payable by us, will be approximately $150.9 million (or $184.9 million if the underwriters exercise their option to purchase additional common shares in full). We intend to use all of our net proceeds from this offering for capital expenditures and general corporate purposes. We will not receive any of the proceeds from the sale of common shares by the selling shareholder. See “Use of Proceeds.”

Option to purchase additional common shares	We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 1,125,000 additional common shares at the public offering price, less the underwriting discount.

Principal Shareholder	Upon consummation of this offering, Halco, the selling shareholder, will beneficially own approximately 49.9% of our issued and outstanding common shares (48.9% if the underwriters exercise their option to purchase additional common shares in full).

Risk factors	See “Risk Factors” beginning on page S-13 of this prospectus supplement for a discussion of specific risks you should consider before purchasing our common shares.

Conflicts of Interest

An affiliate of Wells Fargo Securities, LLC beneficially owns 75% of a joint venture with a wholly-owned subsidiary of the Company, which beneficially owns 25% of the joint venture. Because an affiliate of the Company is controlled by an affiliate of Wells Fargo Securities, LLC, Wells Fargo Securities, LLC may be deemed to have a “conflict of interest” under Rule 5121 (“Rule 5121”) of the Financial Industry Regulatory Authority (“FINRA”). David M. Nurek, a member of our board of directors, is an executive of Investec Bank Limited and a director of an affiliate of Investec Bank Limited, Investec Property (Proprietary) Limited. As a result, Investec Bank Limited may be deemed to have a “conflict of interest” under Rule 5121 of the FINRA.

Pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering because the securities offered have a “bona fide public market,” as defined by Rule 5121.

This offering is being conducted in accordance with the applicable provisions of Rule 5121. For more information, see “Underwriting—Other Relationships (Conflicts of Interest).”

New York Stock Exchange symbol	TGH

The number of common shares to be issued and outstanding after this offering is based on 49,624,085 common shares issued and outstanding as of September 4, 2012 and, unless otherwise indicated, excludes:

•	779,189 common shares issuable upon exercise of outstanding options under our share incentive plan at a weighted average exercise price of $20.29 per share;

•	819,049 common shares issuable under unvested restricted share units;

•	1,463,590 common shares reserved for future issuance under our share incentive plan.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase up to 1,125,000 additional common shares from us.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth certain summary consolidated financial and other data for the Company as of and for the years ended December 31, 2011, 2010 and 2009 and as of and for the six months ended June 30, 2012 and 2011. The summary historical consolidated financial information as of and for the years ended December 31, 2011, 2010 and 2009 has been derived from the Company’s audited consolidated financial statements. The summary historical consolidated financial information as of and for the six months ended June 30, 2012 and 2011 has been derived from the Company’s condensed unaudited consolidated financial statements. In the opinion of management, the condensed unaudited financial statements contain all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of our financial position and results of operations as of the dates and for the periods presented. Our interim results of operations are not necessarily indicative of the results to be expected for a full year. The summary historical financial data set forth below should be read in conjunction with the “Operating and Financial Review and Prospects” and the financial statements, and the accompanying notes thereto, incorporated by reference into this prospectus.

	Six Months Ended June 30,		Fiscal Years Ended December 31,
	2012	2011	2011	2010	2009
		(in thousands, except per share and TEU amounts)
Statement of Income Data:
Revenues:
Lease rental income	$179,679	$155,480	$327,627	$235,827	$189,779
Management fees	14,094	15,299	29,324	29,137	25,228
Trading container sales proceeds	24,281	10,420	34,214	11,291	11,843
Gains on sale of containers, net	19,451	15,811	31,631	27,624	12,111

Total revenues	237,505	196,938	422,796	303,879	238,961

Operating expenses:
Direct container expense	12,164	8,273	18,307	25,542	39,062
Cost of trading containers sold	21,132	9,190	29,456	9,046	9,721
Depreciation expense	44,381	42,867	83,177	58,972	48,473
Amortization expense	2,605	3,332	6,110	6,544	7,080
General and administrative expense	11,545	12,241	23,495	21,670	20,304
Short-term incentive compensation expense	2,314	2,453	4,921	4,805	2,924
Long-term incentive compensation expense	3,678	3,108	5,950	5,318	3,575
Bad debt expense, net	2,461	544	3,007	145	3,304
Gain on sale of containers attributable to noncontrolling interest	—	(19,773)	(19,773)	—	—

Total operating expenses	100,280	62,235	154,650	132,042	134,443

Income from operations	137,225	134,703	268,146	171,837	104,518

Other income (expense):
Interest expense	(33,250)	(16,534)	(44,891)	(18,151)	(11,750)
Gain on early extinguishment of debt	0	—	—	—	19,398
Interest income	63	14	32	27	61
Realized losses on interest rate swaps and caps, net	(5,079)	(5,407)	(10,824)	(9,844)	(14,608)
Unrealized (losses) gains on interest rate swaps and caps, net	2,073	(2,242)	(3,849)	(4,021)	11,147
Other, net	(2)	(130)	(115)	(1,591)	35

Net other (expense) income	(36,195)	(24,299)	(59,647)	(33,580)	4,283

	Six Months Ended June 30,		Fiscal Years Ended December 31,
	2012	2011	2011	2010	2009
		(in thousands, except per share and TEU amounts)
Income before income tax and noncontrolling interest	101,030	110,404	208,499	138,257	108,801
Income tax (expense) benefit	(6,445)	(6,380)	(4,481)	(4,493)	(3,471)

Net income	94,585	104,024	204,018	133,764	105,330
Less: Net income attributable to the noncontrolling interest	1,134	(15,137)	(14,412)	(13,733)	(14,554)

Net income attributable to Textainer Group Holdings Limited common shareholders	$95,719	$88,887	$189,606	$120,031	$90,776

Net income per share:
Basic	$1.93	$1.82	$3.88	$2.50	$1.90
Diluted	$1.90	$1.78	$3.80	$2.43	$1.88
Weighted average shares issued and outstanding:
Basic	49,484	48,780	48,859	48,108	47,761
Diluted	50,442	49,855	49,839	49,307	48,185
Balance Sheet Data (as of the end of the period):
Cash and cash equivalents	$82,152	$77,162	$74,816	$57,081	$56,819
Containers, net	2,313,057	1,833,678	1,903,855	1,437,259	1,061,866
Net investment in direct finance and sales-type leases	137,360	97,980	110,196	91,341	80,551
Total assets	2,774,054	2,203,022	2,310,204	1,747,207	1,360,023
Long-term debt (including current portion)	1,705,125	1,342,776	1,509,191	889,197	686,896
Total liabilities	2,017,393	1,582,497	1,625,278	1,076,640	786,758
Total Textainer Group Holdings Limited shareholders’ equity	752,108	620,525	683,828	583,882	500,313
Noncontrolling interest	4,553	—	1,098	86,685	72,952
Other Financial and Operating Data:
Cash dividends declared per common share	$0.77	$0.60	$1.28	$0.99	$0.92
Purchase of containers and fixed assets	$316,021	$527,085	$823,694	$402,286	$137,387
Utilization rate	97.2%	98.4%	98.3%	95.4%	87.2%
Total fleet in TEU (as of the end of the period)	2,615,282	2,441,561	2,469,039	2,314,219	2,239,037

RISK FACTORS

Investing in our common shares involves a high degree of risk. You should carefully consider the risk factors set forth below before acquiring any of our common shares offered by this prospectus. The occurrence of any of the following risks might cause you to lose all or part of your investment. Some statements in the following risk factors constitute forward looking statements. Please refer to the section entitled “Information Regarding Forward-Looking Statements; Cautionary Language.” The risks and uncertainties described in this prospectus and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business, financial condition, results of operations and prospects.

Risks Related to Our Business and Industry

The demand for leased containers depends on many factors beyond our control.

Substantially all of our revenue comes from activities related to the leasing, managing and selling of containers. Our ability to continue successfully leasing containers to container shipping lines, earning management fees on leased containers and sourcing capital required to purchase containers depends, in part, upon the continued demand for leased containers.

Demand for containers depends largely on the rate of world trade and economic growth, with worldwide consumer demand being the most critical factor affecting this growth. Demand for leased containers is also driven by our customers’ “lease vs. buy” decisions. Economic downturns in the U.S., Europe, Asia and countries with consumer-oriented economies could result in a reduction in world trade volume and demand by container shipping lines for leased containers. Thus, a decrease in the volume of world trade may adversely affect our utilization and per diem rates and lead to reduced revenue and increased operating expenses (such as storage and repositioning costs), and have an adverse effect on our financial performance. We cannot predict whether, or when, such downturns will occur. Other material factors affecting demand for leased containers, utilization and per diem rates include the following:

•	prices of new and used containers;

•	economic conditions, competitive pressures and consolidation in the container shipping industry;

•	shifting trends and patterns of cargo traffic;

•	fluctuations in demand for containerized goods outside their area of production;

•	the availability and terms of container financing;

•	fluctuations in interest rates and currency exchange rates;

•	overcapacity, undercapacity and consolidation of container manufacturers;

•	the lead times required to purchase containers;

•	the number of containers purchased by competitors and container lessees;

•	container ship fleet overcapacity or undercapacity;

•	increased repositioning by container shipping lines of their own empty containers to higher demand locations in lieu of leasing containers;

•	consolidation, withdrawal or insolvency of individual container lessees in the container leasing industry;

•	import/export tariffs and restrictions;

•	customs procedures, foreign exchange controls and other governmental regulations;

•	natural disasters that are severe enough to affect local and global economies or interfere with trade, such as the 2011 earthquake and tsunami in Japan; and

•	other political and economic factors.

Many of these and other factors affecting the container industry are inherently unpredictable and beyond our control. These factors will vary over time, often quickly and unpredictably, and any change in one or more of these factors may have a material adverse effect on our business and results of operations. In addition, many of these factors also influence the decision by container shipping lines to lease or buy containers. Should one or more of these factors influence container shipping lines to buy a larger percentage of the containers they operate, our utilization rate could decrease, resulting in decreased revenue and increased storage and repositioning costs, which would harm our business, results of operations and financial condition.

Any deceleration or reversal of the current domestic and global economic recoveries may materially and negatively impact our business, results of operations, cash flows, financial condition and future prospects.

The past several years have been characterized by weak domestic and global economic conditions, inefficiencies and uncertainty in the credit markets, a low level of liquidity in many financial markets and extreme volatility in many equity markets and increasing sovereign credit risks. Although these conditions appear to be somewhat abating and domestic and global growth seems to be underway, it is not yet clear whether a sustainable recovery is currently taking place domestically or internationally. Any deceleration or reversal of the relatively slow and modest domestic and global economic recoveries could heighten a number of material risks to our business, results of operations, cash flows and financial condition, as well as our future prospects, including the following:

•

Containerized cargo volume growth—A contraction or slowdown in containerized cargo volume growth or negative containerized cargo volume growth would likely create lower utilization, higher direct costs, weaker shipping lines going out of business, pressure for us to offer lease concessions and lead to a reduction in the size of our customers’ container fleets.

•

Credit availability and access to equity markets—Issues involving liquidity and capital adequacy affecting lenders could affect our ability to fully access our credit facilities or incur additional debt and could affect the ability of our lenders to meet their funding requirements when we need to borrow. Further, a high level of volatility in the equity markets could make it difficult for us to access the equity markets for additional capital at attractive prices, if at all. If we are unable to obtain credit or access the capital markets, our business could be negatively impacted.

•

Credit availability to our customers—We believe that many of our customers rely on liquidity from global credit markets and, in some cases, require external financing to fund their operations. As a consequence, if our customers lack liquidity, it would likely negatively impact their ability to pay amounts due to us.

Lease and/or utilization rates may decrease, which could harm our business, results of operations and financial condition.

We compete mostly on price and the availability of containers. Lease rates for our containers depend on a large number of factors, including the following:

•	the supply of, and demand for, containers available;

•	the price of new containers (which is positively correlated with the price of steel);

•	the type and length of the lease;

•	interest rates;

•	embedded residual assumptions;

•	the type and age of the container;

•	the location of the container being leased;

•	the quantity of containers available for lease by our competitors; and

•	lease rates offered by our competitors.

Most of these factors are beyond our control. In addition, lease rates can be negatively impacted by, among other things, the entrance of new leasing companies, overproduction of new containers by factories and the over-buying by shipping lines, leasing competitors and tax-driven container investors. For example, during 2001 and again in the second quarter of 2005, overproduction of new containers, coupled with a build-up of container inventories in Asia by leasing companies and shipping lines, led to decreased utilization rates. The impact to us of any future decrease in lease rates may be more severe than past rate decreases due to the substantial growth in our owned fleet in the past few years and the relatively high prices paid for new containers in the past year that were initially leased at historically high rates. If future market lease rates decrease, revenues generated by our fleet will likely be adversely affected, which could harm our business, results of operations, cash flows and financial condition.

Lessee defaults may harm our business, results of operations and financial condition by decreasing revenue and increasing storage, repositioning, collection and recovery expenses.

Our containers are leased to numerous container lessees. Lessees are required to pay rent and to indemnify us for damage to or loss of containers. Lessees may default in paying rent and performing other obligations under their leases. A delay or diminution in amounts received under the leases (including leases on our managed containers), or a default in the performance of maintenance or other lessee obligations under the leases could adversely affect our business, results of operations and financial condition and our ability to make payments on our debt.

We believe that the risk of lessee defaults in 2012 may be higher than in 2011. Freight rates on the major trades lanes were severely pressured in 2011 by excess vessel capacity due to new ship production and the re-activation of previously laid up vessels. Additionally, high fuel costs continue to impact the financial performance of shipping lines. Due to these factors, many shipping lines reported large losses in 2011. While containerized trade grew in 2011, it was not sufficient to fully utilize the increased vessel capacity. Existing excess vessel capacity and continued new vessel deliveries are expected to pressure freight rates for some time. As a result we face an increased risk that our financial performance and cash flow could be severely affected by defaults by our customers.

When lessees default, we may fail to recover all of our containers, and the containers that we do recover may be returned to locations where we will not be able to quickly re-lease or sell them on commercially acceptable terms. We may have to reposition these containers to other places where we can re-lease or sell them, which could be expensive, depending on the locations and distances involved. Following repositioning, we may need to repair the containers and pay container depots for storage until the containers are re-leased. For our owned containers, these costs directly reduce our income and for our managed containers, lessee defaults decrease rental revenue and increase operating expenses, and thus reduce our management fee revenue. While we maintain insurance to cover some defaults, it is subject to large deductible amounts and significant exclusions and, therefore, may not be sufficient to prevent us from suffering material losses. Additionally, this insurance might not be available to us in the future on commercially reasonable terms or at all. Any such future defaults could harm our business, results of operations and financial condition.

Sustained reduction in the prices of new containers could harm our business, results of operations and financial condition.

If there is a sustained downturn in new container prices, the lease rates of older, off-lease containers would also be expected to decrease. If there is a sustained reduction in the price of new containers such that the market lease rate for all containers is reduced, this trend could harm our business, results of operations and financial condition, even if this sustained reduction in price would allow us to purchase containers at a lower cost.

If we are unable to lease our new containers shortly after we purchase them, our business, results of operations, cash flows and financial condition may be harmed.

Lease rates for new containers are positively correlated to the fluctuations in the price of new containers, which is positively correlated with the price of steel, which is a major component used in the manufacture of new containers. In the past five years, we have purchased new standard 20’ dry freight containers at prices ranging from $1,730 per container to $2,995 per container. Our average new container cost per CEU increased 2.1% during 2011. If we are unable to lease the new containers that we purchase within a short period of time of such purchase, the market price of new containers and the corresponding market lease rates for new containers may decrease, regardless of the higher cost of the previously purchased containers. This decline could harm our business, results of operations and financial condition.

We face risks associated with re-leasing containers after their initial long term lease.

Containers have a useful economic life that is generally between 12 and 15 years. When we purchase newly produced containers, we typically lease them out under long-term leases with terms of 3 to 5 years at a lease rate that is correlated to the price paid for the container. As containers leased under term leases are not leased out for their full economic life, we face risks associated with re-leasing containers after their initial long term lease at a rate that continues to provide a reasonable economic return based on the initial purchase price of the container. If prevailing container lease rates decline significantly between the time a container is initially leased out and when its initial long term lease expires, or if overall demand for containers declines, we may be unable to earn a sufficient lease rate from the re-leasing of containers when their initial term leases expire. This could materially adversely impact our results and financial performance.

Sustained reduction in the production of new containers could harm our business, results of operations and financial condition.

The lack of new production of standard dry freight containers from the fourth quarter of 2008 through the end of 2009, combined with continued retirement of older containers in the ordinary course, led to a decline in the world container fleet of approximately 4% in 2009, creating a shortage of containers as worldwide cargo volumes increased by 12.0% in 2010 and 8.6% in 2011. During the period of decline in the world container fleet, container manufacturers lost up to 60% of their skilled work force due to long shutdowns, and had limited production capacity in 2010 as they had to hire and train a new skilled work force. Although manufacturers resumed production in 2011, if there is a sustained reduction in the production of new containers, it could impact our ability to expand our fleet, which could harm our business, results of operations and financial condition.

Further consolidation of container manufacturers or the disruption of manufacturing for the major manufacturers could result in higher new container prices and/or decreased supply of new containers. Any reduction in the supply of new containers, or increased costs we are unable to recoup, could harm our business, results of operations and financial condition.

We currently purchase all of our containers from manufacturers based in the People’s Republic of China (the “PRC”). If it were to become more expensive for us to procure containers in the PRC or to transport these containers at a low cost from the manufacturer to the locations where they are needed by our container lessees because of changes in exchange rates between the U.S. Dollar and Chinese Yuan, further consolidation among container suppliers, increased tariffs imposed by the U.S. or other governments, increased fuel costs, or for any other reason, we may have to seek alternative sources of supply. While we are not dependent on any single manufacturer for our supply of containers, we may not be able to make alternative arrangements quickly enough to meet our container needs, and the alternative arrangements may increase our costs and we may be unable to pass these costs on to our customers.

In particular, the availability and price of containers depend significantly on the capacity and bargaining position of the major container manufacturers. Due to consolidation in the container manufacturing industry, two major manufacturers have approximately 70% of that industry’s market share. Their increased bargaining position in 2011 led to a temporary spike in container prices. If the increased cost of purchasing containers is not matched by an increase in lease rates, our business, results of operations and financial conditions would be harmed.

A contraction or slowdown in containerized cargo growth or negative containerized cargo growth would lead to a surplus of containers and a lack of storage space, which could negatively impact us.

We depend on third party depot operators to repair and store our equipment in port areas throughout the world. Growth in the world’s container fleet has significantly outpaced growth in depot capacity and even in the current period of historically high utilization, we are experiencing limited depot capacity in certain major port cities, including Singapore, Hong Kong and Pusan. Additionally, the land occupied by depots is increasingly being considered prime real estate, as it is costal land in or near major cities, and this land may be developed into other uses or there may be increasing restrictions on depot operations by local communities. This could increase depots costs and in some cases force depots to relocate to sites further from the port areas. If these changes affect a large number of our depots, or if we experience a period of lower container utilization, it could significantly increase the cost of maintaining and storing our off-hire containers. Additionally, if depot space is unavailable, we may be unable to accept returned containers from lessees, which may cause us to breach our lease agreements.

Terrorist attacks, the threat of such attacks or the outbreak of war and hostilities could negatively impact our operations and profitability and may expose us to liability.

Terrorist attacks and the threat of such attacks have contributed to economic instability in the U.S. and elsewhere, and further acts or threats of terrorism, violence, war or hostilities could similarly affect world trade and the industries in which we and our container lessees operate. For example, worldwide containerized trade dramatically decreased in the immediate aftermath of the September 11, 2001 terrorist attacks in the U.S., which affected demand for leased containers. In addition, terrorist attacks, threats of terrorism, violence, war or hostilities may directly impact ports, depots, our facilities or those of our suppliers or container lessees and could impact our sales and our supply chain. A severe disruption to the worldwide ports system and flow of goods could result in a reduction in the level of international trade and lower demand for our containers.

Our lease agreements require our lessees to indemnify us for all costs, liabilities and expenses arising out of the use of our containers, including property damage to the containers, damage to third-party property and personal injury. However, our lessees may not have adequate resources to honor their indemnity obligations after a terrorist attack. Our insurance coverage is limited and is subject to large deductibles and significant exclusions and we have very limited insurance for liability arising from a terrorist attack. Accordingly, we may not be protected from liability (and expenses in defending against claims of liability) arising from a terrorist attack.

We derive a substantial portion of our leasing revenue from a limited number of container lessees, and the loss of, or reduction in business by, any of these container lessees could harm our business, results of operations and financial condition.

We have derived, and believe that we will continue to derive, a significant portion of our leasing revenue and cash flow from a limited number of container lessees. Lease billings from our 25 largest container lessees by revenue represented $413.3 million or 74.6% of the total fleet billings during 2011, with lease billings from our single largest container lessee accounting for $68.4 million, or 12.4% of container lease billings during such fiscal year. Given the high concentration of our customer base, a default by any of our largest customers would result in a major reduction in our leasing revenue, large repossession expenses, potentially large lost equipment charges and a material adverse impact on our performance and financial condition.

The introduction of very large container ships (10,000 TEU+) on the major trade lanes may lead to further industry consolidation, an even greater reliance by us on our largest customers, and negatively impact the performance of smaller and mid-size shipping lines. Several of the largest shipping lines have invested heavily in these very large ships and reportedly have achieved meaningful unit cost advantages and increased market shares on the major trade lanes. In response, some smaller shipping lines have started to exit the major trade lanes, while others are seeking to form closer operating partnerships.

We face extensive competition in the container leasing industry.

We may be unable to compete favorably in the highly competitive container leasing and container management businesses. We compete with a relatively small number of major leasing companies, many smaller lessors, companies and financial institutions offering finance leases, and promoters of container ownership and leasing as a tax-efficient investment. Some of these competitors have greater financial resources and access to capital than we do. Additionally, some of these competitors may have large, underutilized inventories of containers, which could, if leased, lead to significant downward pressure on per diem rates, margins and prices of containers. Competition among container leasing companies depends upon many factors, including, among others: per diem rates; supply reliability; lease terms, including lease duration, drop-off restrictions and repair provisions; customer service; and the location, availability, quality and individual characteristics of containers. New entrants into the leasing business may be attracted by the high rate of containerized trade growth and the recent financial performance of the publicly traded leasing companies. New entrants may be willing to offer pricing or other terms that we are unwilling or unable to match. Additionally, the management agreements under which we manage containers for other parties do not restrict these container owners from having other container fleets managed by competing leasing companies or from directly competing with us.

Our lessees may decide to buy, rather than lease their containers.

We, like other suppliers of leased containers, are dependent upon decisions by shipping lines to lease rather than buy their container equipment. Shipping lines own a significant amount of the world’s intermodal containers and effectively compete with us. Should shipping lines decide to buy a larger percentage of the containers they operate, our utilization rate would decrease, resulting in decreased leasing revenues, increased storage costs and increased positioning costs. A decrease in the portion of leased containers would also reduce our investment opportunities and significantly constrain our growth.

Our results of operations are subject to changes resulting from the political and economic policies of the PRC and economic activity in the PRC.

A substantial portion of our containers are leased out from locations in the PRC. The main manufacturers of containers are also located in the PRC. The political and economic policies of the PRC and the level of economic activity in the PRC may have significant impact on our company and our financial performance.

Changes in the political leadership of the PRC may have a significant effect on laws and policies that impact economic growth and trade and the corresponding need for containers to ship goods from the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation, and the imposition of additional restrictions on currency conversion, remittances abroad, and foreign investment. Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than in others, and the continuation of or increases in such disparities could affect the political or social stability of the PRC.

A large number of our shipping line customers are domiciled either in the PRC (including Hong Kong) or in Taiwan. In 2011, approximately 30.5% of our revenue was attributable to shipping line customers that were either domiciled in the PRC (including Hong Kong) or in Taiwan. All of the manufacturing facilities of the container manufacturers from which we purchased our containers in 2011 are also located in the PRC. A reduced rate of economic growth, changes to economic policy or political instability in either the PRC or Taiwan could have a negative effect on our major customers, our ability to obtain containers and, correspondingly, our results of operations and financial condition.

The legal systems in the PRC and other jurisdictions have inherent uncertainties that could limit the legal protections available to us.

We currently purchase all of our containers from manufacturers based in the PRC. In addition, a substantial portion of our containers are leased out from locations in the PRC. California law governs almost all of these agreements. However, disputes or settlements arising out of these agreements may need to be enforced in the PRC. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in the PRC. However, since these laws and regulations are relatively new and the PRC legal system continues to evolve, the interpretations of many laws, regulations and rules are not always uniform and may be subject to considerable discretion, variation, or influence by external forces unrelated to the legal merits of a particular matter. The enforcement of these laws, regulations, and rules involves uncertainties that may limit remedies available to us. Any litigation or arbitration in the PRC may be protracted and may result in substantial costs and diversion of resources and management attention. In addition, the PRC may enact new laws or amend current laws that may be detrimental to us, which may have a material adverse effect on our business operations. If we are unable to enforce any legal rights that we may have under our contracts or otherwise in the PRC, our ability to compete and our results of operations could be harmed.

In addition, as our containers are used in trade involving goods being shipped to locations throughout the world, it is not possible to predict, with any degree of certainty, the jurisdictions in which enforcement proceedings may be commenced. Litigation and enforcement proceedings have inherent uncertainties in any jurisdiction and are expensive. These uncertainties are enhanced in countries that have less developed legal systems where the interpretation of laws and regulations is not consistent, may be influenced by factors other than legal merits and may be cumbersome, time-consuming and even more expensive. For example, repossession from defaulting lessees may be difficult and more expensive in jurisdictions whose laws do not confer the same security interests and rights to creditors and lessors as those in the United States and where the legal system is not as well developed. As a result, the remedies available and the relative success and expedience of collection and enforcement proceedings with respect to the containers in various jurisdictions cannot be predicted.

Because substantially all of our revenues are generated in U.S. dollars, but a significant portion of our expenses are incurred in other currencies, exchange rate fluctuations could have an adverse impact on our results of operations.

The U.S. dollar is our primary operating currency. Almost all of our revenues are denominated in U.S. dollars, and approximately 64% of our direct container expenses were denominated in U.S. dollars for the year ended December 31, 2011. Accordingly, a significant amount of our expenses are incurred in currencies other than the U.S. dollar. This difference could lead to fluctuations in net income due to changes in the value of the U.S. dollar relative to the other currencies. During 2011 and 2010, 36% and 34%, respectively, of the Company’s direct container expenses were paid in 18 different foreign currencies. During 2009, 38% of the Company’s direct container expenses were paid in 17 different foreign currencies. A decrease in the value of the U.S. dollar against non-U.S. currencies in which our expenses are incurred translates into an increase in those expenses in U.S. dollar terms, which would decrease our net income.

Sustained Asian economic instability could reduce demand for leasing, which would harm our business, results of operations and financial condition.

Many of our customers are substantially dependent upon shipments of goods exported from Asia. From time to time, there have been health scares, such as Severe Acute Respiratory Syndrome and avian flu, financial turmoil, natural disasters and political instability in Asia. If these events were to occur in the future, they could adversely affect our container lessees and the general demand for shipping and lead to reduced demand for leased containers or otherwise adversely affect us. Any reduction in demand for leased containers would harm our business, results of operations and financial condition.

We own a large and growing number of containers in our fleet and are subject to significant ownership risk and increasing our owned fleet entails increasing our debt, which could result in financial instability.

Ownership of containers entails greater risk than management of containers for container investors. As we increase the number of containers in our owned fleet, we will increase our exposure to financing costs, financing risks, changes in per diem rates, re-leasing risk, changes in utilization rates, lessee defaults, repositioning costs, storage expenses, impairment charges and changes in sales price upon disposition of containers. The number of containers in our owned fleet fluctuates over time as we purchase new containers, sell containers into the secondary resale market, and acquire other fleets. As part of our strategy, we focus on increasing the number of owned containers in our fleet and we therefore expect our ownership risk to increase correspondingly.

As we increase the number of containers in our owned fleet, we will likely have more capital at risk and may need to maintain higher debt balances. Additional borrowings may not be available under our revolving credit facilities or our secured debt facility, and we may not be able to refinance these facilities, if necessary, on commercially reasonable terms or at all. We may need to raise additional debt or equity capital in order to fund our business, expand our sales activities and/or respond to competitive pressures. We may not have access to the capital resources we desire or need to fund our business or may not have access on attractive terms. These effects, among others, may reduce our profitability and adversely affect our plans to maintain the container ownership portion of our business.

The demand for leased containers is partially tied to international trade. If this demand were to decrease due to increased barriers to trade, or for any other reason, it could reduce demand for intermodal container leasing, which would harm our business, results of operations and financial condition.

A substantial portion of our containers are used in trade involving goods being shipped from the PRC and other Asian countries to the United States, Europe or other regions. The willingness and ability of international consumers to purchase foreign goods is dependent on political support, in the United States, Europe and other countries, for an absence of government-imposed barriers to international trade in goods and services. For example, international consumer demand for foreign goods is related to price; if the price differential between foreign goods and domestically-produced goods were to decrease due to increased tariffs on foreign goods, strengthening in the applicable foreign currencies relative to domestic currencies, rising wages or other factors, demand for foreign goods could decrease, which could result in reduced demand for intermodal container leasing. A similar reduction in demand for intermodal container leasing could result from an increased use of quotas or other technical barriers to restrict trade. The current regime of relatively free trade may not continue.

The international nature of the container shipping industry exposes us to numerous risks.

We are subject to risks inherent in conducting business across national boundaries, any one of which could adversely impact our business. These risks include:

•	regional or local economic downturns;

•	fluctuations in currency exchange rates;

•	changes in governmental policy or regulation;

•	restrictions on the transfer of funds or other assets into or out of different countries;

•	import and export duties and quotas;

•	domestic and foreign customs and tariffs;

•	war, hostilities and terrorist attacks, or the threat of any of these events;

•	government instability;

•	nationalization of foreign assets;

•	government protectionism;

•	compliance with export controls, including those of the U.S. Department of Commerce;

•	compliance with import procedures and controls, including those of the U.S. Department of Homeland Security;

•	consequences from changes in tax laws, including tax laws pertaining to the container investors;

•	potential liabilities relating to foreign withholding taxes;

•	labor or other disruptions at key ports;

•	difficulty in staffing and managing widespread operations; and

•	restrictions on our ability to own or operate subsidiaries, make investments or acquire new businesses in various jurisdictions.

One or more of these factors or other related factors may impair our current or future international operations and, as a result, harm our business, results of operations and financial condition.

We rely on our proprietary information technology systems to conduct our business. If these systems fail to perform their functions adequately, or if we experience an interruption in their operation, our business, results of operations and financial condition could be harmed.

The efficient operation of our business is highly dependent on our proprietary information technology systems. We rely on our systems to record transactions, such as repair and depot charges, purchases and disposals of containers and movements associated with each of our owned or managed containers. We use the information provided by these systems in our day-to-day business decisions in order to effectively manage our lease portfolio, reduce costs and improve customer service. We also rely on these systems for the accurate tracking of the performance of our managed fleet for each container investor. The failure of our systems to perform as we expect could disrupt our business, adversely affect our results of operations and cause our relationships with lessees and container investors to suffer. Our information technology systems are vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, power loss and computer systems failures and viruses or cyber-attacks. Even though we have developed redundancies and other contingencies to mitigate any disruptions to our information technology systems, these redundancies and contingencies may not completely prevent interruptions to our information technology systems. Any such interruptions could harm our business, results of operations and financial condition.

Consolidation, shipping line alliances, and concentration in the container shipping industry could decrease the demand for leased containers.

We primarily lease containers to container shipping lines. The container shipping lines have historically relied on a large number of leased containers to satisfy their needs. The shipping industry has been consolidating for a number of years, and further consolidation is expected. Shipping lines also form alliances to share vessel space. Consolidation of major container shipping lines and these alliances could create efficiencies and decrease the demand that container shipping lines have for leased containers because they may be able to fulfill a larger portion of their needs through their owned container fleets. Consolidation could also create concentration of credit risk if the number of our container lessees decreases. Additionally, large container shipping lines with significant resources could choose to manufacture or purchase their own containers, which would decrease their demand for leased containers and could harm our business, results of operations and financial condition.

Gains and losses associated with the disposition or trading of used equipment may fluctuate and adversely affect our business, results of operations and financial condition.

We regularly sell used containers at the end of their useful economic lives in marine service or when we believe it maximizes the projected financial return for us to do so, considering the location, sale price, cost of repair, possible repositioning expenses earnings prospects and remaining useful life. The residual value of these containers affects our profitability. The volatility of the residual values of used containers may be significant. These values depend upon, among other factors, demand for used containers for secondary purposes, comparable new container costs, used container availability, condition and location of the containers, and market conditions. Most of these factors are outside of our control.

Gains or losses on the disposition of used container equipment and the sales fees earned on the disposition of managed containers will also fluctuate and may be significant if we sell large quantities of used containers. Any such fluctuations could harm our business, results of operations and financial condition. See Item 5, “Operating and Financial Review and Prospects” from our Annual Report on Form 20-F for the fiscal year ended December 31, 2011 for a discussion of our gains or losses on the disposition of used container equipment.

In addition to disposing of our fleet’s used containers at the end of their useful economic life, we opportunistically purchase used containers for resale from our shipping line customers and other sellers. If the supply of equipment becomes limited because these sellers develop other means for disposing of their equipment or develop their own sales network, our equipment trading revenues and our profitability could be negatively impacted. If selling prices rapidly deteriorate and we are holding a large inventory that was purchased when prices for equipment were higher, then our gross margins from trading could decline or become negative.

We may incur significant costs to reposition our containers, which could harm our business, results of operations and financial condition.

When lessees return containers to locations where supply exceeds demand, we sometimes reposition containers to higher demand areas. Repositioning expenses vary depending on geographic location, distance, freight rates and other factors, and may not be fully covered by drop-off charges collected from the previous lessee of the containers or pick-up charges paid by the new lessee. We seek to limit the number of and impose surcharges on containers returned to low demand locations. Market conditions, however, may not enable us to continue such practices. In addition, we may not be able to accurately anticipate which locations will be characterized by higher or lower demand in the future, and our current contracts will not protect us from repositioning costs if locations that we expect to be higher demand locations turn out to be lower demand locations at the time the containers are returned. Any such increases in costs to reposition our containers could harm our business, results of operations and financial condition.

Our indebtedness reduces our financial flexibility and could impede our ability to operate.

We have historically operated with, and anticipate continuing to operate with, a significant amount of debt. As of June 30, 2012, we had outstanding indebtedness of $1,705.1 million under our debt facilities. There is no assurance that we will be able to refinance our outstanding indebtedness on terms that we can afford or at all. If we are unable to refinance our outstanding indebtedness, or if we are unable to increase the amount of our borrowing capacity, it could limit our ability to grow our business.

The amount of our indebtedness, and the terms of the related indebtedness (including interest rates and covenants), could have important consequences for us, including the following:

•

require us to dedicate a substantial portion of our cash flow from operations to make payments on our debt, thereby reducing funds available for operations, investments, dividends, and future business opportunities and other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	reduce our ability to make acquisitions or expand our business;

•	make it more difficult for us to satisfy our current or future debt obligations;

•

any failure to comply with our debt obligations, including financial and other restrictive covenants, could result in an event of default under the agreements governing such indebtedness, which could lead to, among other things, an acceleration of our indebtedness or foreclosure on the assets securing our indebtedness and have a material adverse effect on our business or financial condition;

•	limit our ability to borrow additional funds or to sell assets to raise funds, if needed, for working capital, capital expenditures, acquisitions or other purposes; and

•	increase our vulnerability to general adverse economic and industry conditions, including changes in interest rates.

We may not generate sufficient cash flow from operations to service and repay our debt and related obligations and have sufficient funds left over to achieve or sustain profitability in our operations, meet our working capital and capital expenditure needs or compete successfully in our industry.

We will require a significant amount of cash to service and repay our outstanding indebtedness, fund future capital expenditures, and our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and repay our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. It is possible that:

•	our business will not generate sufficient cash flow from operations to service and repay our debt and to fund working capital requirements and future capital expenditures;

•	future borrowings will not be available under our current or future credit facilities in an amount sufficient to enable us to refinance our debt; or

•	we will not be able to refinance any of our debt on commercially reasonable terms or at all.

The terms of our debt facilities impose, and the terms of any future indebtedness may impose, significant operating, financial and other restrictions on us and our subsidiaries.

Restrictions imposed by our revolving credit facilities, secured debt facility and bonds may limit or prohibit, among other things, our ability to:

•	incur additional indebtedness;

•	pay dividends on or redeem or repurchase our common shares;

•	enter into new lines of business;

•	issue capital stock of our subsidiaries;

•	make loans and certain types of investments;

•	incur liens;

•	sell certain assets or merge with or into other companies or acquire other companies;

•	enter into certain transactions with shareholders and affiliates; and

•	restrict dividends, distributions or other payments from our subsidiaries.

We are also required to comply with certain financial ratio covenants. These restrictions could adversely affect our ability to finance our future operations or capital needs and pursue available business opportunities. A breach of any of these restrictions, including a breach of financial covenants, could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and fees, to be immediately due and payable and proceed against any collateral securing that indebtedness, which will constitute substantially all of our container assets.

If we are unable to finance capital expenditures, our business and growth plans will be adversely affected.

Our growth strategy calls for us to make significant capital investments to, among other things, maintain and expand our container fleet. We have relied heavily on the asset securitization market to finance a majority of our new container investments. During the financial crisis of 2008 and 2009, the asset securitization market was not available to us. If similar or other disruptions in the capital markets and in the asset securitization market in particular occur, it would be more difficult and more expensive for us to fund additional container investments. If we are unsuccessful in obtaining sufficient additional financing on acceptable terms, we will not be able to invest in our fleet and our profitability will decrease.

If we are unable to enter into interest rate swaps and caps on reasonable commercial terms or if a counterparty under our interest rate swap and cap agreements defaults, our exposure associated with our variable rate debt could increase.

We have typically funded a significant portion of the purchase price of new containers through borrowings under our revolving credit facilities and our secured debt facility and intend to use borrowings under our revolving credit facilities and our secured debt facility for such funding in the future. As of June 30, 2012, all of our outstanding debt, other than the $753.3 million in aggregate principal amount under Series 2012-1 and 2011-1 Fixed Rate Asset Backed Notes are subject to variable interest rates. We have entered into various interest rate swap and cap agreements to mitigate our exposure associated with variable rate debt. The swap agreements involve payments by us to counterparties at fixed rates in return for receipts based upon variable rates indexed to the London Inter Bank Offered Rate. There can be no assurance that interest rate caps and swaps will be available in the future, or if available, will be on terms satisfactory to us. Moreover, our interest rate swap agreements are subject to counterparty credit exposure, which is defined as the ability of a counterparty to perform its financial obligations under a derivative contract. While we monitor our counterparties’ credit ratings on an on-going basis, we cannot be certain that they will stay in compliance with the related derivative agreements and not default in the future. If we are unable to obtain interest rate caps and swaps or if a counterparty under our interest rate swap and cap agreements defaults, our exposure associated with our variable rate debt could increase.

Use of counterfeit and improper refrigerant in refrigeration machines for refrigerated containers could cause irreparable damage to the refrigeration machines, death or personal injury, and materially impair the value of our refrigerated container fleet.

There are reports of counterfeit and improper refrigerant gas being used to service refrigeration machines in depots in Asia. The use of this counterfeit gas has led to the explosion of several refrigeration machines within the industry. Three of these incidents have resulted in personal injury or death, and in all cases, the counterfeit gas has led to irreparable damage to the refrigeration machines.

Safe testing procedures are currently being developed by refrigeration manufacturers and industry participants in order to determine whether the counterfeit gas has been used to service a refrigeration machine. However, there can be no assurance that a reliable and cost effective test procedure will be successfully developed and implemented. Currently, refrigerated containers that were used, or whose refrigeration machinery was serviced in jurisdictions where counterfeit or improper refrigerant gas was found, are being isolated and idled until testing procedures can confirm that the proper refrigerant gas is in the refrigeration machines. Until such tests and procedures are developed and implemented, our ability to lease certain refrigerated containers could be limited. If such tests or procedures are not developed quickly and proven safe and effective or if the use of such counterfeit and improper refrigerant is more widespread than currently believed, the value of our refrigerated container fleet and our ability to lease refrigerated containers could be materially impaired and could therefore have a material adverse effect on our financial condition, results of operations and cash flows.

If our insurance is inadequate or if we are unable to obtain insurance, we may experience losses.

Under all of our leases, our lessees are generally responsible for loss of or damage to a container beyond ordinary wear and tear, and they are required to purchase insurance to cover any other liabilities. Our depots are also required to maintain insurance and indemnify us against losses. We also maintain our own insurance to cover our containers when they are not on-hire to lessees or when the lessee fails to have adequate primary coverage, and third-party liability insurance for both on-hire and off-hire containers. In addition, we maintain insurance that, after satisfying our deductibles, would cover loss of revenue as a result of default under most of our leases, as well as the recovery cost or replacement value of most of our containers. Lessees’ and depots’ insurance policies and indemnity rights may not protect us against losses. Our own insurance may prove to be inadequate to prevent against losses or in the future coverage may be unavailable or uneconomic, and losses could arise from a lack of insurance coverage.

U.S. investors in our company could suffer adverse tax consequences if we are characterized as a passive foreign investment company for U.S. federal income tax purposes.

Based upon the nature of our business activities, we may be classified as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. Such characterization could result in adverse U.S. tax consequences to direct or indirect U.S. investors in our common shares. For example, if we are a PFIC, our U.S. investors could become subject to increased tax liabilities under U.S. tax laws and regulations and could become subject to burdensome reporting requirements. The determination of whether or not we are a PFIC is made on an annual basis and depends on the composition of our income and assets from time to time. Specifically, for any taxable year we will be classified as a PFIC for U.S. tax purposes if either:

•	75% or more of our gross income in a taxable year is passive income, or

•	the average percentage of our assets (which includes cash) by value in a taxable year which produce or are held for the production of passive income is at least 50%.

In applying these tests, we are treated as owning or generating directly our pro rata share of the assets and income of any corporation in which we own at least 25% by value. In addition, the composition of our income and assets will be affected by how, and how quickly, we spend the cash we have raised.

If you are a U.S. investor and we are a PFIC for any taxable year during which you own our common shares, you could be subject to adverse U.S. tax consequences. Under the PFIC rules, among other consequences, unless a U.S. investor is permitted to and does elect otherwise under the Internal Revenue Code, such U.S. investor would be liable to pay U.S. federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our common shares, as if the excess distribution or gain had been recognized ratably over the investor’s holding period for our common shares. See “United States Federal Income Tax Consequences—Taxation of U.S. Holders—Passive Foreign Investment Company”. Based on the composition of our income, valuation of our assets (including goodwill), and our election to treat certain of our subsidiaries as disregarded entities for U.S. federal income tax purposes, we do not believe we were a PFIC for any period after the initial public offering date and we do not expect that we should be treated as a PFIC for our current taxable year. However, there can be no assurance at all in this regard. Because the PFIC determination is highly fact intensive and made at the end of each taxable year, it is possible that we may be a PFIC for the current or any future taxable year or that the IRS may challenge our determination concerning our PFIC status.

We may become subject to unanticipated tax liabilities that may have a material adverse effect on our results of operations.

Textainer Group Holdings Limited is a Bermuda company, and we believe that a significant portion of the income derived from our operations will not be subject to tax in Bermuda, which currently has no corporate income tax, or in many other countries in which we conduct activities or in which our customers or containers are located. However, this belief is based on the anticipated nature and conduct of our business, which may change. It is also based on our understanding of our position under the tax laws of the countries in which we have assets or conduct activities. This position is subject to review and possible challenge by taxing authorities and to possible changes in law that may have retroactive effect.

A portion of our income is treated as effectively connected with our conduct of a trade or business within the U.S., and is accordingly subject to U.S. federal income tax. It is possible that the U.S. Internal Revenue Service will conclude that a greater portion of our income is effectively connected income that should be subject to U.S. federal income tax.

Our results of operations could be materially and adversely affected if we become subject to a significant amount of unanticipated tax liabilities.

Our U.S. subsidiary may be treated as a personal holding company for U.S. federal tax purposes now or in the future.

Our U.S. subsidiary could be subject to additional U.S. tax on a portion of its income if it is considered to be a personal holding company (“PHC”) for U.S. federal income tax purposes. This status depends on whether more than 50% of the subsidiary’s shares by value could be deemed to be owned (taking into account constructive ownership rules) by five or fewer individuals and whether 60% or more of the subsidiary’s adjusted ordinary gross income consists of “personal holding company income,” which includes certain forms of passive and investment income. The PHC rules do not apply to non-U.S. corporations. We believe that our U.S. subsidiary should not be considered a PHC. In addition, we intend to cause our U.S. subsidiary to manage its affairs in a manner that reduces the possibility that it will meet the 60% income threshold. However, because of the lack of complete information regarding our ultimate share ownership (i.e., particularly as determined by constructive ownership rules), our U.S. subsidiary may become a PHC in the future and, in that event, the amount of U.S. federal income tax that would be imposed could be material.

The U.S. government has special contracting requirements that create additional risks.

We have a firm, fixed price, indefinite quantity contract with the Surface Deployment and Distribution Command (“SDDC”) to supply leased marine containers to the U.S. military. As an indefinite quantity contract, there is no guarantee that the U.S. military will pay more than the minimum guarantee, which guaranteed amount is substantially below the total amount authorized under the contract. Thus, the expected revenues from the SDDC contract may not fully materialize. This contract also contains an “assured access” clause that requires us to provide as many containers as the military requests, without a cap. If we do not perform under this “assured access” clause we may incur financial penalties. To date, we have met the requirements of the “assured access” clause and no penalties have occurred. If we do not perform in accordance with the terms of the SDDC contract, we may receive a poor performance report that would be considered by the U.S. military in making any future awards. Accordingly, we cannot be certain that we will be awarded any future government contracts.

In contracting with the U.S. military, we are subject to U.S. government contract laws, regulations and other requirements that impose risks not generally found in commercial contracts. For example, U.S. government contracts require contractors to comply with a number of socio-economic requirements and to submit periodic reports regarding compliance, are subject to audit and modification by the U.S. government in its sole discretion, and impose certain requirements relating to software and/or technical data that, if not followed, could result in the inadvertent grant to the U.S. government of broader licenses to use and disclose such software or data than intended.

These laws, regulations and contract provisions also permit, under certain circumstances, the U.S. government unilaterally to:

•	suspend or prevent us for a set period of time from receiving new government contracts or extending existing contracts based on violations or suspected violations of laws or regulations;

•	terminate the SDDC contract;

•	reduce the scope and value of the SDDC contract;

•	audit our performance under the SDDC contract and our compliance with various regulations; and

•	change certain terms and conditions in the SDDC contract.

In addition, the U.S. military may terminate the SDDC contract either for its convenience at any time or if we default by failing to perform in accordance with the contract schedule and terms. Termination for convenience provisions generally enable the contractor to recover only those costs incurred or committed, and settlement expenses and profit on the work completed prior to termination. Termination for default provisions do not permit these recoveries and make the contractor liable for excess costs incurred by the U.S. military in procuring undelivered items from another source.

In addition, the U.S. government could bring criminal and civil charges against us based on intentional or unintentional violations of the representations and certifications that we have made in the SDDC contract. Although adjustments arising from U.S. government audits and reviews have not seriously harmed our business in the past, future audits and reviews could cause adverse effects. We could also suffer serious harm to our reputation if allegations of impropriety were to be made against us.

We may choose to pursue acquisitions or joint ventures that could present unforeseen integration obstacles or costs.

We may pursue acquisitions and joint ventures. Acquisitions involve a number of risks and present financial, managerial and operational challenges, including:

•	potential disruption of our ongoing business and distraction of management;

•	difficulty integrating personnel and financial and other systems;

•	hiring additional management and other critical personnel; and

•	increasing the scope, geographic diversity and complexity of our operations.

In addition, we may encounter unforeseen obstacles or costs in the integration of acquired businesses. Also, the presence of one or more material liabilities of an acquired company that are unknown to us at the time of acquisition may have a material adverse effect on our business. Acquisitions or joint ventures may not be successful, and we may not realize any anticipated benefits from acquisitions or joint ventures.

A reduction in the willingness of container investors to have us manage their containers could adversely affect our business, results of operations and financial condition.

A significant percentage of our revenue is attributable to management fees earned on services related to the leasing of containers owned by container investors. This revenue has very low direct operating costs associated with it. Accordingly, fluctuations in our management fee revenue in any period will have an impact on our profitability in that period. Our ability to continue to attract new management contracts depends upon a number of factors, including our ability to lease containers on attractive lease terms and to efficiently manage the repositioning, storage and disposition of containers. In the event container investors perceive another container leasing company as better able to provide them with a stable and attractive rate of return, we may lose management contract opportunities in the future, which could affect our business, results of operations and financial condition.

Our senior executives are critical to the success of our business and any inability to retain them or recruit and successfully integrate new personnel could harm our business, results of operations and financial condition.

Our senior management has a long history in the container leasing industry, with our senior management having an average of over 18 years of service with us. We rely on this knowledge and experience in our strategic planning and in our day-to-day business operations. Our success depends in large part upon our ability to retain our senior management, the loss of one or more of whom could have a material adverse effect on our business.

In October 2011, our then President and Chief Executive Officer, John Maccarone, retired and Philip Brewer was promoted to this position. At that time, Robert Pedersen was promoted to be the President and Chief Executive Officer of Textainer Equipment Management Limited, the wholly-owned subsidiary which provides container management, acquisition and disposition services for us. In September 2011, we hired Daniel Cohen as our Vice President and General Counsel, a new position. In January 2012, we hired Hilliard Terry, III, as our Executive Vice President and Chief Financial Officer, and Ernest Furtado, who previously held this position, became our Senior Vice President and Chief Accounting and Compliance Officer. Our success depends on the successful integration and performance of our newly hired officers and on the successful performance of our long-standing officers in their new positions.

Our success also depends on our ability to retain our experienced sales force and technical personnel as well as recruit new skilled sales, marketing and technical personnel. Competition for these individuals in our industry is intense and we may not be able to successfully recruit, train or retain qualified personnel. If we fail to retain and recruit the necessary personnel, our business and our ability to obtain new container lessees and provide acceptable levels of customer service could suffer. We have “at will” employment agreements with all of our executive officers.

The lack of an international title registry for containers increases the risk of ownership disputes.

Although the Bureau International des Containers registers and allocates a four letter prefix to every container in accordance with ISO standard 6346 (Freight container coding, identification and marking) to identify the owner/operator and each container has a unique prefix and serial number, there is no internationally recognized system of recordation or filing to evidence our title to containers nor is there an internationally recognized system for filing security interests in containers. Although this has not occurred to date, the lack of a title recordation system with respect to containers could result in disputes with lessees, end-users, or third parties who may improperly claim ownership of containers.

We may incur costs associated with new cargo security regulations, which may adversely affect our business, results of operations and financial condition.

We may be subject to regulations promulgated in various countries, including the U.S., seeking to protect the integrity of international commerce and prevent the use of containers for international terrorism or other illicit activities. For example, the Container Security Initiative, the Customs-Trade Partnership Against Terrorism and Operation Safe Commerce are among the programs administered by the U.S. Department of Homeland Security that are designed to enhance security for cargo moving throughout the international transportation system by identifying existing vulnerabilities in the supply chain and developing improved methods for ensuring the security of containerized cargo entering and leaving the U.S. Moreover, the International Convention for Safe Containers, 1972, as amended, adopted by the International Maritime Organization, applies to containers and seeks to maintain a high level of safety of human life in the transport and handling of containers by providing uniform international safety regulations. As these regulations develop and change, we may incur compliance costs due to the acquisition of new, compliant containers and/or the adaptation of existing containers to meet new requirements imposed by such regulations. Additionally, certain companies are currently developing or may in the future develop products designed to enhance the security of containers transported in international commerce. Regardless of the existence of current or future government regulations mandating the safety standards of intermodal shipping containers, our competitors may adopt such products or our container lessees may require that we adopt such products. In responding to such market pressures, we may incur increased costs, which could have a material adverse effect on our business, results of operations and financial condition.

Environmental liability and regulations may adversely affect our business, results of operations and financial condition.

We are subject to federal, state, local and foreign laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants to air, ground and water, the management and disposal of hazardous substances and wastes and the cleanup of contaminated sites. We could incur substantial costs, including cleanup costs, fines and costs arising out of third-party claims for property or natural resource damage and personal injury, as a result of violations of or liabilities under or compliance with environmental laws and regulations in connection with our or our lessees’ current or historical operations. Under some environmental laws in the U.S. and certain other countries, the owner or operator of a container may be liable for environmental damage, cleanup or other costs in the event of a spill or discharge of material from the container without regard to the fault of the owner or operator. While we typically maintain certain limited liability insurance and typically require lessees to provide us with indemnity against certain losses, the insurance coverage may not be sufficient to protect against any or all liabilities and such indemnities may not be sufficient, or available, to protect us against losses arising from environmental damage. Moreover, our lessees may not have adequate resources, or may refuse to honor their indemnity obligations and our insurance coverage is subject to large deductibles, coverage limits and significant exclusions.

Environmental regulations also impact container production and operation, including regulations on the use of chemical refrigerants due to their ozone depleting and global warming effects. Our refrigerated containers currently use R134A refrigerant. While R134A does not contain CFC’s, the European Union has instituted regulations to phase out the use of R134A in automobile air conditioning systems beginning in 2011 due to concern that the release of R134A into the atmosphere may contribute to global warming. While the European Union regulations do not currently restrict the use of R134A in refrigerated containers or trailers, it is possible that the phase out of R134A in automobile air conditioning systems will be extended to containers in the future and our operations could be impacted.

Container production also raises environmental concerns. The floors of dry containers are plywood typically made from tropical hardwoods. Due to concerns regarding de-forestation and climate change, many countries have implemented severe restrictions on the cutting and export of this wood. Accordingly, container manufacturers have switched a significant portion of production to alternatives such as birch, bamboo, and other farm grown wood and users are also evaluating alternative designs that would limit the amount of plywood required and are also considering possible synthetic materials. New woods or other alternatives have not proven their durability over the typical 13-15 year life of a dry container, and if they cannot perform as well as the hardwoods have historically, the future repair and operating costs for these containers may be impacted. Also, the insulation foam in the walls of refrigerated containers requires the use of a blowing agent that contains CFC’s. Manufacturers are phasing out the use of this blowing agent in manufacturing, however, if future regulations prohibit the use or servicing of containers with insulation manufactured with this blowing agent we could be forced to incur large retrofitting expenses and these containers might bring lower rental rates and disposal prices.

We are subject to certain U.S. laws that may impact our international operations and any investigation or determination that we violated these laws may affect our business and operations adversely.

As a Bermuda company that has a wholly-owned U.S. subsidiary with operations in the U.S., we are subject to certain U.S. laws that may impact our international operations. We are subject to the regulations imposed by the Foreign Corrupt Practices Act (FCPA), which generally prohibits U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business. We are also subject to U.S. Executive Orders and U.S. Treasury sanctions regulations restricting or prohibiting business dealings in or with certain nations and with certain specially designated nationals (individuals and legal entities). Any determination or investigation into violations of these laws and regulations could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We could face litigation involving our management of containers for container investors.

We manage containers for container investors under management agreements that are negotiated with each container investor. We make no assurances to container investors that they will make any amount of profit on their investment or that our management activities will result in any particular level of income or return of their initial capital. Although our management agreements contain contractual protections and indemnities that are designed to limit our exposure to such litigation, such provisions may not be effective, and we may be subject to a significant loss in a successful litigation by a container investor.

Certain liens may arise on our containers.

Depot operators, manufacturers, repairmen and transporters may come into possession of our containers from time to time and have amounts due to them from the lessees or sublessees of the containers. In the event of nonpayment of those charges by the lessees or sublessees, we may be delayed in, or entirely barred from, repossessing the containers, or be required to make payments or incur expenses to discharge such liens on our containers.

We may not always pay dividends on our common shares.

We may not be able to pay future dividends because they depend on future earnings, capital requirements, and financial condition. The declaration and payment of future dividends is at the discretion of our board of directors and will be dependent on our future operating results and the cash requirements of our business. There are a number of factors that can affect our ability to pay dividends and there is no guarantee that we will pay dividends in any given year or in each quarter of a year. In addition, we will not pay dividends in the event we are not allowed to do so under Bermuda law, are in default under (or such payment would cause a default under) our wholly-owned subsidiary, Textainer Limited’s (“TL”) revolving credit facility, or if such payment would cause us to breach any of our covenants. These covenants include certain financial covenants, which would be directly affected by the payment of dividends, such as (i) a minimum net worth level (which level would decrease by the amount of any dividend paid) and (ii) a maximum ratio of consolidated funded debt to consolidated tangible net worth (which amount would decrease by the amount of any dividend paid). The reduction or elimination of dividends may negatively affect the market price of our common shares. Furthermore, since we are a holding company, substantially all of the assets shown on our consolidated balance sheet are held by our subsidiaries. Accordingly, our earnings and cash flow and our ability to pay dividends are largely dependent upon the earnings and cash flows of our subsidiaries and the distribution or other payment of such earnings to us in the form of dividends.

We face risks in only owning a minority interest in TW Container Leasing, Ltd, our joint venture.

On August 5, 2011, a joint venture, TW Container Leasing, Ltd (“TW”), was formed between TL and Wells Fargo Container Corp, a wholly-owned subsidiary of Wells Fargo and Company. The purpose of TW is to lease containers to lessees under direct financing leases. TW is governed by members, credit and management agreements. Under the members agreement, TL owns 25% and WFC owns 75% of the common shares and related voting rights of TW. TL also has two seats and WFC has six seats on TW’s board of directors, with each seat having equal voting rights, provided, however, that the approval of at least one TL-appointed director is required for any action of the board of directors. TW is our only non wholly-owned subsidiary. As we do not own the majority of TW, we face risks associated with investing in an entity that we do not control and it is possible that the interests of the controlling shareholder could be different from our interests. Conflicts between us and the controlling shareholder of TW could result in litigation, an inability to operate TW, lost business opportunities for TW and us, and other problems that might have a material adverse impact on us as a whole.

The calculation of our income tax expense requires significant judgment and the use of estimates.

We periodically assess tax positions based on current tax developments, including enacted statutory, judicial and regulatory guidance. In analyzing our overall tax position, consideration is given to the amount and timing of recognizing income tax liabilities and benefits. In applying the tax and accounting guidance to the facts and circumstances, income tax balances are adjusted appropriately through the income tax provision. We account for income tax positions on uncertainties by recognizing the effect of income tax positions only if those positions are more likely than not of being sustained and maintain reserves for income tax positions we believe are not more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. However, due to the significant judgment required in estimating those reserves, actual amounts paid, if any, could differ significantly from these estimates.

Future changes in accounting rules could significantly impact how both we and our customers account for our leases.

Our consolidated financial statements are prepared in accordance with GAAP. The Financial Accounting Standards Board (“FASB”) and International Accounting Standards Board (“IASB”) have issued a jointly-developed proposal on lease accounting that could significantly change the accounting and reporting for lease arrangements. The main objective of the proposed standard is to create a new accounting model for both lessees and lessors, replacing the existing concepts of operating and capital leases with models based on “right-of-use” concepts. The new models would result in the elimination of most off-balance sheet lease financing for lessees. Some lessees find leasing attractive because under current GAAP they are not required to include the value (and associated liabilities) of equipment leased under operating leases on their balance sheets, thus improving certain financial metrics. If there are future changes in GAAP with regard to how we and our customers must account for leases, it could change the way we and our customers conduct our businesses, including eliminating for lessees the financial statement benefit of entering into operating leases, which might have an adverse effect on our business.

Manufacturers of our equipment may be unwilling or unable to honor manufacturer warranties covering defects in our equipment.

We obtain warranties from the manufacturers of our equipment. When defects in the containers occur, we work with the manufacturers to identify and rectify the problem. However, manufacturers may not be willing or able to honor warranty obligations. If defects are discovered in containers that are not covered by manufacturer warranties we could be required to expend significant amounts of money to repair the containers and/or the useful life of the containers could be shortened and the value of the containers reduced.

Risks Related to Our Common Shares

The market price and trading volume of our common shares, which may be affected by market conditions beyond our control, have been volatile and could continue to remain volatile.

The market price of our common shares has been, and may continue to be highly volatile and subject to wide fluctuations. In addition, the trading volume in our common shares has fluctuated and may continue to fluctuate, causing significant price variations to occur. Since our initial public offering, our common shares have fluctuated from an intra-day low of $4.23 per share to an intra-day high of $39.35 per share. If the market price of the shares declines significantly, the value of an investment in our common shares would decline. The market price of our common shares may fluctuate or decline significantly in the future. Some of the factors that could negatively affect the price of our common shares or result in fluctuations in the price or trading volume of our common shares include:

•	variations in our quarterly operating results;

•	failure to meet analysts’ earnings estimates;

•	publication of research reports about us, other intermodal container lessors or the container shipping industry or the failure of securities analysts to cover our common shares or our industry;

•	additions or departures of key management personnel;

•	adverse market reaction to any indebtedness we may incur or preference or common shares we may issue in the future;

•	changes in our dividend payment policy or failure to execute our existing policy;

•	actions by shareholders;

•	changes in market valuations of similar companies;

•	announcements by us or our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments;

•	speculation in the press or investment community;

•	changes or proposed changes in laws or regulations affecting the container shipping industry or enforcement of these laws and regulations, or announcements relating to these matters; and

•	deleveraging associated with the global financial crisis.

Recently and in the past, the stock market has experienced extreme price and volume fluctuations. These market fluctuations could result in extreme volatility in the trading price of our common shares, which could cause a decline in the value of your investment in our common shares. In addition, the trading price of our common shares could decline for reasons unrelated to our business or financial results, including in reaction to events that affect other companies in our industry even if those events do not directly affect us. You should also be aware that price volatility may be greater if the public float and trading volume of our common shares are low.

We are controlled by Halco, a company owned by a trust of which Trencor and certain of its affiliates are discretionary beneficiaries who could act in a manner with which you may disagree or that is not necessarily in your interests.

Halco, which is affiliated with Trencor, currently beneficially owns approximately 60.01% of our issued and outstanding common shares. Following completion of the offering and without giving effect to any possible exercise of the underwriters’ option to purchase additional common shares, Trencor will have an indirect beneficiary interest through Halco in approximately 49.9% of our issued and outstanding shares. Accordingly, Halco has the ability to influence the outcome of matters submitted to our shareholders for approval, including the election of directors and any amalgamation, merger, consolidation or sale of all or substantially all of our assets. Five of our ten directors are also directors of Trencor. In addition, Halco has the ability to control the management and affairs of our company. Halco may have interests that are different from other shareholders. For example, it may support proposals and actions with which you may disagree or which are not in your interests as a shareholder of our company. The concentration of ownership could delay or prevent a change in control of us or otherwise discourage a potential acquirer from attempting to obtain control of us, which in turn could reduce the price of our common shares.

Affiliates of Halco and Trencor may compete with us.

Halco and Trencor, through their affiliates, are free to compete with us, and have engaged in the past and will likely continue to engage in businesses that are similar to ours. In particular, Leased Assets Pool Company Limited (“LAPCO”), an affiliate of Halco, owns containers, has competed against us and our customers through its investment in containers and has used our competitors to manage some of its containers in the past. Thus, although we have a management agreement with LAPCO to manage a majority of its containers, we expect that we will continue to compete with LAPCO in the future, which may result in various conflicts of interest.

Our current management and share ownership structure may create conflicts of interest.

Five of our ten directors are also directors of Trencor. These directors owe fiduciary duties to each company and may have conflicts of interest in matters involving or affecting us and Trencor, including matters arising under our agreements with Trencor and its affiliates. In addition, to the extent that some of these directors may own shares in Trencor, they may have conflicts of interest when faced with decisions that could have different implications for Trencor than they do for us. Furthermore, Trencor, as a South African company, endorses for itself and for its subsidiaries, the Code of Corporate Practices and Conduct in the King III Report on Corporate Governance. The King III Report on Corporate Governance is a document promulgated by the

South African Institute of Directors which, among other things, suggests that corporations in their corporate decision-making consider the following stakeholders in addition to the owners of shares: parties who contract with the enterprise; parties who have a non-contractual nexus with the enterprise (including civic society and the environment); and the state. Trencor may seek to or be required to impose these corporate governance practices on us, which may result in constraints on management and may involve significant costs. Your interests as a holder of our common shares may not align with the interests of Trencor and its affiliates and shareholders.

We are a holding company with no material direct operations and rely on our operating subsidiaries to provide us with funds necessary to meet our financial obligations and to pay dividends.

We are a holding company with no material direct operations. Our principal assets are the equity interests we directly or indirectly hold in our operating subsidiaries, which own our operating assets. As a result, we are dependent on loans, dividends and other payments from our subsidiaries to generate the funds necessary to meet our financial obligations and to pay dividends on our common shares. Our subsidiaries are legally distinct from us and may be prohibited or restricted from paying dividends or otherwise making funds available to us under certain conditions. If we are unable to obtain funds from our subsidiaries, we may be unable to, or our board may exercise its discretion not to, pay dividends on our common shares.

Our ability to issue securities in the future may be materially constrained by Trencor’s South African currency restrictions and JSE Listings Requirements.

Trencor, a South African company listed on the JSE, currently has an indirect beneficiary interest through Halco in 60.01% of our issued and outstanding shares. Following completion of the offering and without giving effect to any possible exercise of the underwriters’ option to purchase additional common shares, Trencor will have an indirect beneficiary interest through Halco in approximately 49.9% of our issued and outstanding shares. Five of our ten directors are also directors of Trencor. Both South African exchange control authorities and the JSE impose certain restrictions on Trencor.

South Africa’s exchange control regulations provide for restrictions on exporting capital from South Africa. These restrictions require Trencor to obtain approval from South African exchange control authorities before transactions that would result in dilution of Halco’s share interest in us below certain thresholds, whether through a sale of Halco’s own shareholdings or through its approval of our issuance of new shares. The exchange control authorities may decide not to grant such approval if a proposed transaction were to dilute Trencor’s beneficiary interest in us below certain levels. While the South African government has, to some extent, relaxed exchange controls in recent years, it is difficult to predict whether or how it will further relax or abolish exchange control measures in the future. The above requirements could restrict or limit our ability to issue new shares. In addition, Trencor is required to comply with JSE Listings Requirements in connection with Halco’s holding or sale of our common shares.

The above requirements could limit our financial flexibility by, among other things, impacting our future ability to raise funds through the issuance of securities, preventing or limiting the use of our common shares as consideration in acquisitions, and limiting our use of option grants and restricted share grants to our directors, officers and other employees as incentives to improve the financial performance of our company.

It may not be possible for investors to enforce U.S. judgments against us.

We and all of our subsidiaries, except Textainer Equipment Management (U.S.) Limited and Textainer Equipment Management (U.S.) II LLC, are incorporated in jurisdictions outside the U.S. A substantial portion of our assets and those of our subsidiaries are located outside of the U.S. In addition, most of our directors are non-residents of the U.S., and all or a substantial portion of the assets of these non-residents are located outside the U.S. As a result, it may be difficult or impossible for U.S. investors to serve process within the U.S. upon us, our non-U.S. subsidiaries, or our directors, or to enforce a judgment against us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries are located would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries based upon the civil liability provisions of applicable U.S. federal and state securities laws, or would enforce, in original actions, liabilities against us or our subsidiaries based on those laws.

We are a foreign private issuer and, as a result, under NYSE rules, we are not required to comply with certain corporate governance requirements.

As a foreign private issuer, we are permitted by the NYSE to comply with Bermuda corporate governance practice in lieu of complying with certain NYSE corporate governance requirements. This means that we are not required to comply with NYSE requirements that:

•	the board of directors consists of a majority of independent directors;

•	independent directors meet in regularly scheduled executive sessions;

•	the audit committee satisfy NYSE standards for director independence (although we must still comply with independence standards pursuant to Rule 10A-3 promulgated under the Exchange Act;

•	the audit committee have a written charter addressing the committee’s purpose and responsibilities;

•	we have a nominating and corporate governance committee composed of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	we have a compensation committee composed of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	we establish corporate governance guidelines and a code of business conduct;

•	our shareholders approve any equity compensation plans; and

•	there be an annual performance evaluation of the nominating and corporate governance and compensation committees.

Our board of directors has adopted an audit committee charter, a compensation committee charter and a nominating and governance committee charter. Additionally, we have a company code of conduct, corporate governance guidelines, conduct performance evaluations of our board and committees, and have obtained shareholder approval for our equity compensation plan. However, we use some of the exemptions available to a foreign private issuer. As a result, our board of directors may not consist of a majority of independent directors and our compensation committee may not consist of any or a majority of independent directors. Accordingly, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the NYSE corporate governance requirements.

Required public company corporate governance and financial reporting practices and policies have increased our costs, and we may be unable to provide the required financial information in a timely and reliable manner.

Our management may not be able to continue to meet the regulatory compliance and reporting requirements that are applicable to us as a public company. This result may subject us to adverse regulatory consequences, and could lead to a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. If we do not maintain compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or if we or our independent registered public accounting firm identify deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, we could suffer a loss of investor confidence in the reliability of our financial statements, which could cause the market price of our stock to decline.

In addition, if we fail to maintain effective controls and procedures, we may be unable to provide the required financial information in a timely and reliable manner or otherwise comply with the standards applicable to us as a public company. Any failure by us to timely provide the required financial information could materially and adversely impact our financial condition and the market value of our common shares. Furthermore, testing and maintaining internal controls can divert our management’s attention from other matters that are important to our business. These regulations have increased our legal and financial compliance costs, we expect the regulations to make it more difficult to attract and retain qualified officers and directors, particularly to serve on our audit committee, and make some activities more difficult, time consuming and costly.

Future sales of a large number of our securities into the public market, or the expectation of such sales, could cause the market price of our common shares to decline significantly.

Sales of substantial amounts of common securities into the public market, or the perception that such sales will occur, may cause the market price of our common shares to decline significantly. We filed a universal shelf registration statement on Form F-3 with the SEC that became effective on January 18, 2011, and an amendment to such shelf registration statement that became effective on August 22, 2012. Under the shelf registration statement, we may from time to time sell common shares, preference shares, debt securities, warrants, rights and units in one or more offerings up to a total dollar amount of $425.0 million, and a selling shareholder may from time to time sell common shares up to a dollar amount of $125.0 million. The price of our shares could be negatively impacted if we undertake an offering to sell securities pursuant to our universal shelf registration statement. In addition, at our 2010 Annual General Meeting of Shareholders held on May 19, 2010, our shareholders approved an amendment to our 2007 Share Incentive Plan to increase the maximum number of our common shares issuable pursuant to such plan by 1,468,500 shares from 3,808,371 shares to 5,276,871 shares. The common shares to be issued pursuant to awards under our 2007 Share Incentive Plan have been registered on registration statements on Form S-8 filed with the SEC and, when issued, will be freely tradable under the Securities Act. In addition, one of our executive officers has entered into a written plan for trading securities in accordance with Rule 10b5-1(c), adopted under the Exchange Act. The plan provides for the sale, of up to approximately 7,000 common shares from time to time prior to the end of 2012 at various prices.

We have anti-takeover provisions in our bye-laws that may discourage a change of control.

Bermuda law and our bye-laws contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. These include provisions:

•	requiring the approval of not less than 66% of our issued and outstanding voting shares for certain merger or amalgamation transactions that have not been approved by our board of directors;

•

prohibiting us from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person becomes an interested shareholder, unless certain conditions are met;

•	authorizing our board of directors to issue blank-check preference shares without shareholder approval;

•	establishing a classified board with staggered three-year terms;

•

only authorizing the removal of directors (i) for cause by the affirmative vote of the holders of a majority of the votes cast at a meeting or (ii) without cause by the affirmative vote of the holders of 66% of the common shares then issued and outstanding and entitled to vote on the resolution; and

•	establishing advance notice requirements for nominations for election to our board of directors.

These provisions may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our management and/or our board of directors. Public shareholders who might desire to participate in these types of transactions may not have an opportunity to do so. These anti-takeover provisions could substantially impede the ability of public shareholders to benefit from a change in control or change our management and board of directors and, as a result, may adversely affect the market price of our common shares and your ability to realize any potential change of control premium.

As a shareholder of our company, you may have greater difficulties in protecting your interests than as a shareholder of a U.S. corporation.

The Companies Act 1981 of Bermuda, as amended (the “Companies Act”), applies to our company and differs in material respects from laws generally applicable to U.S. corporations and their shareholders. Taken together with the provisions of our bye-laws, some of these differences may result in your having greater difficulties in protecting your interests as a shareholder of our company than you would have as a shareholder of a U.S. corporation. This affects, among other things, the circumstances under which transactions involving an interested director are voidable, whether an interested director can be held accountable for any benefit realized in a transaction with our company, what approvals are required for business combinations by our company with a large shareholder or a wholly-owned subsidiary, what rights you may have as a shareholder to enforce specified provisions of the Companies Act or our bye-laws, and the circumstances under which we may indemnify our directors and officers.

Our bye-laws restrict shareholders from bringing legal action against our officers and directors.

Our bye-laws contain a broad waiver by our shareholders of any claim or right of action, both individually and on our behalf, against any of our officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director. This waiver limits the right of shareholders to assert claims against our officers and directors unless the act or failure to act involves fraud or dishonesty.

USE OF PROCEEDS

The net proceeds from our sale of 5,000,000 common shares in this offering will be approximately $150.9 million (or $184.9 million if the underwriters exercise their option to purchase additional common shares from us in full), after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use all of our net proceeds from this offering for capital expenditures and general corporate purposes. We will not receive any of the proceeds from the sale of common shares by the selling shareholder.

CAPITALIZATION

The following table sets forth our unaudited cash and cash equivalents and capitalization as of June 30, 2012, on:

•	an actual basis; and

•	as adjusted to give effect to the sale by us of 5,000,000 common shares in this offering after deducting the underwriting discount and estimated offering expenses payable by us.

You should read the information below in conjunction with our audited consolidated financial statements and notes thereto and the information under “Operating and Financial Review and Prospects” incorporated by reference into this prospectus.

	As of June 30, 2012
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$82.2	$233.1

Indebtedness:
Revolving credit facilities	$159.6	$159.6
Secured debt facility	642.0	642.0
Bonds payable	903.5	903.5

Total debt	1,705.1	1,705.1

Shareholder’s equity
Common shares, US$0.01 par value: 140,000,000 authorized and 49,567,852 shares issued and outstanding, actual; 140,000,000 shares authorized and 54,624,085 shares issued and outstanding, as adjusted	0.5	0.5
Additional paid-in capital	165.1	316.0
Retained earnings	586.5	586.5

Total Textainer Group Holdings Limited shareholder’s equity	752.1	903.0

Total capitalization	$2,457.2	$2,608.1

PRICE RANGE OF OUR COMMON SHARES AND DIVIDENDS

Our common shares are traded on the NYSE under the symbol “TGH”. The following table sets forth the high and low sale prices of our common shares as reported on the NYSE and cash dividends paid per share for the periods indicated:

	High	Low	Per Share Dividend
2010
First quarter	$22.76	$14.72	$0.23
Second quarter	$27.05	$20.24	$0.24
Third quarter	$29.12	$23.44	$0.25
Fourth quarter	$31.35	$24.06	$0.27
2011
First quarter	$37.16	$28.49	$0.29
Second quarter	$37.56	$28.06	$0.31
Third quarter	$32.04	$20.28	$0.33
Fourth quarter	$29.98	$19.74	$0.35
2012
First quarter	$35.26	$29.03	$0.37
Second quarter	$37.01	$30.00	$0.40
Third quarter (through September 13, 2012)	$39.00	$32.00	$0.42

The last reported sale price of our common shares on September 13, 2012 was $32.00 per share, as reported on the NYSE. As of September 4, 2012, there were 49,624,085 common shares issued and outstanding.

MANAGEMENT

The names of our directors and executive officers, their ages as of June 30, 2012, and certain other information about them are set forth below:

Executive Officers and Directors	Age	Position
Neil I. Jowell	79	Chairman
Philip K. Brewer	55	Director, President and Chief Executive Officer
Dudley R. Cottingham	60	Director
James E. Hoelter	73	Director
Cecil Jowell	76	Director
Isam K. Kabbani	77	Director
John A. Maccarone	67	Director
James E. McQueen	68	Director
David M. Nurek	62	Director
Hyman Shwiel	67	Director
Robert D. Pedersen	53	President and Chief Executive Officer of Textainer Equipment Management Limited
Hilliard C. Terry, III	42	Executive Vice President and Chief Financial Officer
Ernest J. Furtado	56	Senior Vice President and Chief Accounting and Compliance Officer

Directors

Neil I. Jowell has served as our director and chairman since December 1993. He has been a director of Trencor since 1966, and was appointed chairman in 1973. Mr. Jowell has over 50 years of experience in the transportation industry. He holds an M.B.A. from Columbia University and Bachelor of Commerce and L.L.B. degrees from the University of Cape Town. Mr. Neil I. Jowell and Mr. Cecil Jowell are brothers.

Philip K. Brewer was appointed President and Chief Executive Officer and to our board of directors in October 2011. Mr. Brewer served as our Executive Vice President since January 2006, responsible for managing our capital structure and identifying new sources of finance for our company, as well as overseeing the management and coordinating the activities of our risk management and resale divisions. Mr. Brewer was Senior Vice President of our asset management group from 1999 to 2005 and Senior Vice President of our capital markets group from 1996 to 1998. Prior to joining our company in 1996, Mr. Brewer worked at Bankers Trust starting in 1990 as a Vice President and ending as a Managing Director and President of its Indonesian subsidiary. From 1989 to 1990, he was Vice President in Corporate Finance at Jardine Fleming. From 1987 to 1989, he was Capital Markets Advisor to the United States Agency for International Development in Indonesia. From 1984 to 1987, he was an associate with Drexel Burnham Lambert, an investment banking firm. Mr. Brewer holds a B.A. in Economics and Political Science from Colgate University and an M.B.A. in Finance from Columbia University.

Dudley R. Cottingham has been a member of our board of directors since December 1993 and served as assistant Secretary and/or secretary between December 1993 and October 2007. He has also served in the past as president of certain of our subsidiaries and continues to serve as a director of our Bermuda subsidiaries. Mr. Cottingham has over 30 years of experience in public accounting for a variety of international and local clients. He is a director and the audit committee chairman of Bermuda Press (Holdings) Ltd., a newspaper publishing and commercial printing company listed on the Bermuda Stock Exchange and is chairman of the listing committee of the Bermuda Stock Exchange. He is chairman and an Investment and Operational Committee member of the Aurum Funds which are listed on the Bermuda and Irish Stock Exchanges. He has been a partner with Arthur Morris and Company, a provider of audit and accounting services for international clients, since 1982, and has served as vice president and director of Continental Management Ltd., a Bermuda company providing corporate representation, administration and management services, since 1982 and Continental Trust Corporation Ltd., a Bermuda company that provides corporate and individual trust administration services, since 1994. He is a director of Morris, Cottingham & Co. Ltd. and their other group companies in Turks & Caicos Islands. Mr. Cottingham is a Chartered Accountant.

James E. Hoelter has been a member of our board of directors since December 1993 and was our President and Chief Executive Officer from that time until his retirement in December 1998. Mr. Hoelter is a non-executive member of the board of directors of Trencor and a member of Trencor’s risk committee. He is the president of Summit Station LLC, a commercial real estate development company. Mr. Hoelter received a Bachelor of Business Administration degree from the University of Wisconsin and an M.B.A. from the Harvard Business School.

Cecil Jowell has been a member of our board of directors since March 2003. Mr. C. Jowell also serves on the board of Trencor and has been an executive of Trencor for over 40 years. He has also served as a director and chairman of WACO International Ltd., an international industrial group previously listed on the JSE. Mr. C. Jowell holds a Bachelor of Commerce and L.L.B. degrees from the University of Cape Town and is a graduate of the Institute of Transport. Mr. Neil I. Jowell and Mr. Cecil Jowell are brothers.

Isam K. Kabbani has been a member of our Board of Directors since December 1993. Mr. Kabbani is the chairman and principal stockholder of the IKK Group, Jeddah, Saudi Arabia, a manufacturing, trading and construction group active both in Saudi Arabia and internationally. In 1959, Mr. Kabbani joined the Saudi Arabian Ministry of Foreign Affairs, and in 1960 moved to Ministry of Petroleum for a period of ten years. During this time, he was seconded to the Organization of Petroleum Exporting Countries (“OPEC”). After a period as Chief Economist of OPEC, in 1967 he became the Saudi Arabian member of OPEC’s Board of Governors. In 1970, he left the Ministry of Petroleum to establish his own business starting with National Marketing, a small trading company in specialized building materials. The IKK Group has been for the past decade consistently among the largest 35 Saudi Companies. Mr. Kabbani holds a B.A. from Swarthmore College and an M.A. in Economics and International Relations from Columbia University.

John A. Maccarone retired as our President and Chief Executive Officer in October 2011 when he became a non-executive director of Textainer Group Holdings Limited. He served as our President and Chief Executive Officer since January 1999, and as a member of our board of directors since December 1993. Until October 2011, Mr. Maccarone was a member of the board of directors of the Institute of International Container Lessors, a trade association for the container and chassis leasing industry, and served as its chairman from January 2006 to December 2006. Mr. Maccarone co-founded Intermodal Equipment Associates, a marine container leasing company based in San Francisco, and held a variety of executive positions with the company from 1979 until 1987, when he joined the Textainer Group as President and Chief Executive Officer of Textainer Equipment Management Limited, now a subsidiary of our company. From 1977 through 1978, Mr. Maccarone was Director of Marketing based in Hong Kong for Trans Ocean Leasing Corporation, a San Francisco-based company. From 1969 to 1976, Mr. Maccarone was a marketing representative for IBM Corporation in Chicago, Illinois. From 1966 to 1968, he served as a Lieutenant in the U.S. Army Corps of Engineers in Thailand and Virginia. Mr. Maccarone holds a B.S. in Engineering Management from Boston University and an M.B.A. from Loyola University of Chicago.

James E. McQueen has been a member of our board of directors since March 2003. Mr. McQueen joined Trencor in June 1976 and has served as financial director of Trencor since April 1984. Mr. McQueen is also a director of a number of Trencor’s subsidiaries. Prior to joining Trencor, Mr. McQueen was an accountant in public practice. Mr. McQueen received a Bachelor of Commerce degree and a Certificate in the Theory of Accounting from the University of Cape Town and is a Chartered Accountant (South Africa).

David M. Nurek has been a member of our board of directors since September 2007. Mr. Nurek was appointed as an alternate director of Trencor in November 1992 and as a non-executive member of its board of directors in July 1995 and is chairman of Trencor’s remuneration and nomination committees and a member of its audit committee. Mr. Nurek is an executive of Investec Bank Limited, a subsidiary of Investec Limited, which is listed on the JSE. Investec Limited has entered into a dual listed company structure with Investec plc, which is quoted on the London Stock Exchange (collectively, the “Investec Group”). He is the regional chairman of Investec Limited’s various businesses in the Western Cape, South Africa, and is also the Investec Group’s worldwide head of legal risk. Prior to joining Investec Limited in June 2000, Mr. Nurek served as chairman of the South African legal firm Sonnenberg Hoffman & Galombik, which has since changed its name to Edward Nathan Sonnenbergs Inc. Mr. Nurek serves as a non-executive on the boards of directors of various listed and unlisted companies in South Africa and holds a Diploma in Law and a Graduate Diploma in Company Law from the University of Cape Town, and completed a Program of Instruction for Lawyers at Harvard Law School and a Leadership in Professional Services Firms program at Harvard Business School.

Hyman Shwiel has been a member of our board of directors since September 2007. Mr. Shwiel was a partner with Ernst & Young LLP for 25 years. He served during that period in various roles, including Area Managing Partner and as National Director of Enterprise and Professional Risk. Upon his retirement in 2005, he became a consultant to Ernst & Young until 2007. Mr. Shwiel holds a C.T.A. and a M.B.A. from the University of Cape Town and is a Chartered Accountant (South Africa) and a CPA.

Executive Officers

For certain biographical information about Philip K. Brewer, see “Directors” above.

Robert D. Pedersen was appointed President and Chief Executive Officer of Textainer Equipment Management Limited, our management company, in October 2011. Mr. Pedersen served as our Executive Vice President responsible for worldwide sales and marketing related activities and operations since January 2006. Mr. Pedersen was Senior Vice President of our leasing group from 1999 to 2005. From 1991 to 1999, Mr. Pedersen held several positions within our company, and from 1978 through 1991, he worked in various capacities for Klinge Cool, a manufacturer of refrigerated container cooling units, XTRA, a container lessor, and Maersk Line, a container shipping line. Mr. Pedersen is a graduate of the A.P. Moller Shipping and Transportation Program and the Merkonom Business School in Copenhagen, where he majored in Company Organization.

Hilliard C. Terry, III was appointed Executive Vice President and Chief Financial Officer in January 2012. Prior to joining the company, Mr. Terry was Vice President and Treasurer and previously the head of Investor Relations at Agilent Technologies, Inc., where he worked since the company’s initial public offering in 1999 and subsequent spin-off from Hewlett-Packard Company (HP). Before joining Agilent, he worked in marketing and investor relations for HP’s VeriFone subsidiary and joined VeriFone, Inc. in 1995 prior to the company’s acquisition by HP in 1997. Mr. Terry has also held positions in investor relations and investment banking with Kenetech Corporation and Goldman, Sachs & Co, respectively. He holds a B.A. in Economics from the University of California at Berkeley and an M.B.A. from Golden Gate University.

Ernest J. Furtado currently serves as our Senior Vice President and Chief Accounting and Compliance Officer. Mr. Furtado has served as our First Vice President, Senior Vice President, Chief Financial Officer and Secretary or Assistant Secretary since 1999. Prior to joining our company in 1991, Mr. Furtado was Controller for Itel Instant Space, a container leasing company based in San Francisco, California, and Manager of Accounting for Itel Containers International Corporation, a container leasing company based in San Francisco, California. Mr. Furtado was also a Manager of Internal Audit for Wells Fargo Bank and worked as a Certified Public Accountant at John F. Forbes & Co. Mr. Furtado is a Certified Public Accountant and holds a B.S. in Business Administration from the University of California at Berkeley and an M.B.A. in Information Systems from Golden Gate University.

SELLING SHAREHOLDER

The following table sets forth the name of the selling shareholder, the number of common shares beneficially owned by the selling shareholder as of September 4, 2012 and the number of common shares to be offered by the selling shareholder pursuant to this prospectus supplement. The table also provides information regarding the beneficial ownership of our common shares by the selling shareholder as adjusted to reflect the assumed sale of all of the common shares offered under this prospectus supplement. Please see “Related Party Transactions” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, which has been incorporated in this prospectus supplement by reference, for a description of the material relationships between us and the selling shareholder.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to our common shares. Generally, a person “beneficially owns” common shares if the person has, or shares with others, the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. The number of common shares beneficially owned by a person includes common shares issuable with respect to options and convertible securities held by the person which are exercisable or convertible within 60 days. The percentage of our common shares beneficially owned by a person assumes that the person has exercised all options, and converted all convertible securities, the person holds which are exercisable or convertible within 60 days, and that no other persons exercised any of their options or converted any of their convertible securities.

The percentages in the table below are based on 49,624,085 common shares issued and outstanding as of September 4, 2012.

Selling Shareholder	Shares Beneficially Owned Prior to the Offering	Percentage of Class Prior to the Offering	Total Common Shares Offered Hereby	Amount and Percentage After the Offering
Halco Holdings Inc (1)(2)	29,778,802	60.01%	2,500,000	49.9%

(1)	The business address for Halco is First Floor, Ragnall House, 18 Peel Road, Douglas, Isle of Man IM1 4LZ.

(2)	Halco owns 29,778,802 common shares. Halco is owned by the Halco Trust, a discretionary trust with an independent trustee in which Trencor and certain of its affiliates are the sole discretionary beneficiaries. Halco is the wholly-owned subsidiary of the Halco Trust. Trencor is a South African investment holding public company, listed on the JSE Limited in Johannesburg, South Africa. The protectors of the Halco Trust are Messrs. Neil I. Jowell, Cecil Jowell, David M. Nurek and James E. McQueen (who are all directors of Textainer and Trencor) and Edwin Oblowitz (who is a director of Trencor). The protectors of the trust have the power, under the trust documents, to appoint or remove the trustee. The protectors cannot be removed and have the right to nominate replacement protectors. In addition, any changes to the beneficiary of the Halco Trust must be agreed to by both the independent trustee and the protectors of the trust. Trencor and Messrs. Neil I. Jowell, Cecil Jowell, David M. Nurek and James E. McQueen hereby disclaim any beneficial ownership, except to the extent of their respective pecuniary interest therein, if any, of the common shares held by Halco.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital summarizes certain provisions of our memorandum of association and our bye-laws. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our memorandum of association and bye-laws. Copies of our memorandum of association and bye-laws have previously been filed with the SEC as Exhibits 3.1 and 3.2, respectively, to the registration statement on Form F-1 that we filed with the SEC on September 26, 2007 (File No. 333-146304).

General

We are an exempted company incorporated under the laws of Bermuda. We are registered with the Registrar of Companies in Bermuda under registration number EC18896. We were incorporated on December 2, 1993 under the name Textainer Group Holdings Limited. Our registered office is located at Century House, 16 Par-La-Ville Road, Hamilton HM 08 Bermuda.

Share Capital

As of the date of this prospectus, our authorized share capital consists of 140,000,000 common shares, par value US$0.01 per share, and 10,000,000 preference shares, par value US$0.01 per share. As of June 30, 2012, there were 49,567,852 common shares and no preference shares issued and outstanding.

Pursuant to our bye-laws, subject to any resolution of the shareholders to the contrary, our board of directors is authorized to issue any of our authorized but unissued shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

Common Shares

Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.

Preference Shares

Pursuant to the Companies Act 1981 of Bermuda, as amended, or the Companies Act, and our bye-laws, our board of directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board of directors without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could have the effect of discouraging an attempt to obtain control of us.

Dividend Rights

Under the Companies Act, a company may not declare or pay dividends if there are reasonable grounds for believing either that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than its liabilities. Our credit facility contains restrictions on the payment of dividends. We will not be allowed to pay dividends if we are in default under (or such payment would cause a default under) our revolving credit facility, or if such payment would cause us to breach any of our covenants. These covenants include certain financial covenants, which would be directly affected by the payment of dividends, such as (i) a minimum net worth level (which level would decrease by the amount of any dividend paid), (ii) a maximum ratio of consolidated funded debt to consolidated tangible net worth (which amount would decrease by the amount of any dividend paid) and (iii) a minimum ratio of certain income (which amount would decrease by the amount of any dividend paid) to current obligations. There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

Modification of Shareholder Rights

If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied by us either: (i) with the consent in writing of the holders of 75% of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing by proxy one-third of the issued shares of the relevant class is present. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other series of preference, to vary the rights attached to any other series of preference shares.

Transfer of Shares

Our board of directors may in its absolute discretion, and without assigning any reason, refuse to register the transfer of a share that is not fully paid. Our board of directors may also refuse to recognize an instrument of transfer of a share unless it is accompanied by the relevant share certificate and such other evidence of the transferor’s right to make the transfer as our board of directors shall reasonably require. Subject to these restrictions, a holder of common shares may transfer the title to all or any of his common shares by completing a form of transfer in the form set out in our bye-laws (or as near thereto as circumstances admit) or in such other common form as the board of directors may accept. The instrument of transfer must be signed by the transferor and transferee, although in the case of a fully paid share our board of directors may accept the instrument signed only by the transferor.

Meetings of Shareholders

Our bye-laws and Bermuda law provide that any resolution required or permitted to be passed by our shareholders must be passed at an annual or special general meeting of our shareholders or by the written consent of our shareholders. A written resolution is passed when it is signed by shareholders who at the date the notice of such written resolution is given represent such majority of votes as would be required if the resolution was voted on at a shareholders’ meeting at which all shareholders entitled to attend and vote thereat were present and voting. Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year, which shall be referred to as the annual general meeting. Notwithstanding the foregoing sentence, a company may, by resolution of the company in general meeting, elect to dispense with the holding of annual general meetings in accordance with the Companies Act. Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Our bye-laws provide that our board of directors, the president or the chairman (if any) may convene an annual general meeting or a special general meeting. Under our bye-laws, at least 5 days’ notice of an annual general meeting or a special general meeting must be given to each shareholder entitled to vote at such meeting.

This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting. The quorum required for a general meeting of shareholders is two or more persons present in person at the start of the meeting and representing in person or by proxy in excess of 50% of our issued and outstanding voting shares.

Access to Books and Records and Dissemination of Information

Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company’s memorandum of association, including its objects and powers, and certain alterations to its memorandum of association. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings of shareholders and the company’s audited financial statements, which must be presented at the annual general meeting. The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of shareholders for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Election and Removal of Directors

Any shareholder wishing to propose for election as a director someone who is not an existing director or is not proposed by our board of directors must give notice of the intention to propose the person for election. Where a person is to be proposed for election as a director at an annual general meeting by a shareholder, that notice must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not 30 days before or after such anniversary, the notice must be given not later than ten days following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made. Where a director is to be elected at a special general meeting, that notice must be given not later than 10 days following the earlier of the date on which notice of the special general meeting was posted to members or the date on which public disclosure of the special general meeting was made.

A director may be removed (i) for cause by the affirmative vote of the holders of a majority of the votes cast at a meeting, or (ii) without cause upon the affirmative vote of 66% of the shares then issued and outstanding and entitled to vote on the resolution; in each case provided that notice of the shareholders meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and must be served on the director not less than 14 days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

Proceedings of Board of Directors

Our bye-laws provide that our business is to be managed and conducted by our board of directors. There is no requirement in our bye-laws or Bermuda law that directors hold any of our shares.

The remuneration of our directors is determined by our board, and there is no requirement that a specified number or percentage of “independent” directors must approve any such determination. Our directors may also be paid all travel, hotel and other expenses properly incurred by them in connection with our business or their duties as directors.

Provided a director discloses a direct or indirect interest in any contract or arrangement with us as required by Bermuda law, such director is entitled to vote in respect of any such contract or arrangement in which he or she is interested unless he or she is disqualified from voting by the chairman of the relevant board meeting. Under Bermuda law, a director (including the spouse or children of the director or any company of which such director, spouse or children own or control more than 20% of the capital or loan debt) cannot borrow from us, (except loans made to directors who are bona fide employees or former employees pursuant to an employees’ share scheme), unless shareholders holding 90% of the total voting rights have consented to the loan.

Waiver of Claims by Shareholders; Indemnification of Directors and Officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule or law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or on behalf of the Company, against any of the Company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such a purpose.

We have entered into indemnification agreements with our directors and senior management to give such directors and officers, as well as their immediate family members, additional contractual assurances regarding the scope of indemnification set forth in our bye-laws, and to provide additional procedural protections which may, in some cases, be broader than the specific indemnification provisions contained in our bye-laws. The indemnification agreements may require us, among other things, to indemnify such directors and officers, as well as their immediate family members, against liabilities that may arise by reason of the status or service as directors or officers and to advance expenses as a result of any proceeding against them as to which they could be indemnified.

Amendment of Memorandum of Association and Bye-Laws

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders. Our bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of our board of directors, including the affirmative vote of not less than 66% of the directors then in office, and by a resolution of the shareholders, including the affirmative vote of not less than 66% of the voting shares issued and outstanding.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital, or any class thereof, have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within twenty-one days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Amalgamations, Mergers and Business Combinations

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s board of directors and by its shareholders.

Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company. Our bye-laws provide that a merger or an amalgamation (other than with a wholly owned subsidiary or as described below) that has been approved by the board must only be approved by a majority of the votes cast at a general meeting of the shareholders at which the quorum shall be two or more persons present in person and representing in person or by proxy in excess of 50% of all issued and outstanding voting shares. Any merger or amalgamation or other business combination (as defined in our bye-laws) not approved by our board must be approved by the holders or not less than 66% of our issued and outstanding voting shares.

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Our bye-laws also contain provisions regarding “business combinations” with “interested shareholders.” Pursuant to our bye-laws, in addition to any other approval that may be required by applicable law, any business combination with an interested shareholder within a period of three years after the date of the transaction in which the person became an interested shareholder must be approved by our board and authorized at an annual or special general meeting by the affirmative vote of at least 66% of our issued and outstanding voting shares that are not owned by the interested shareholder, unless: (i) prior to the time that the shareholder becoming an interested shareholder, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; or (ii) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our issued and outstanding voting shares at the time the transaction commenced. For purposes of these provisions, “business combinations” include mergers, amalgamations, consolidations and certain sales, leases, exchanges, mortgages, pledges, transfers and other dispositions of assets, issuances and transfers of shares and other transactions resulting in a financial benefit to an interested shareholder. An “interested shareholder” is a person that beneficially owns 15% or more of our issued and outstanding voting shares and any person affiliated or associated with us that owned 15% or more of our issued and outstanding voting shares at any time three years prior to the relevant time.

Shareholder Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Our bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take any action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. However, the operation of this provision as a waiver of the right to sue for violations of federal securities laws may not be enforceable in U.S. courts.

Capitalization of Profits and Reserves

Pursuant to our bye-laws, our board of directors may (i) capitalize any part of the amount of our share premium or other reserve accounts or any amount credited to our profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro-rata (except in connection with the conversion of shares) to the shareholders; or (ii) capitalize any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by paying up in full partly paid or nil paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

Untraced Shareholders

Our bye-laws provide that our board of directors may treat as forfeited any dividend or other monies payable in respect of any shares that remain unclaimed for five (5) years from the date when such monies became due for payment. In addition, we are entitled to cease sending dividend warrants and checks by mail or otherwise to a shareholder if such instruments have been returned undelivered to, or left uncashed by, such shareholder on at least two consecutive occasions or, following one such occasion, reasonable inquiries have failed to establish the shareholder’s new address. This entitlement ceases if the shareholder claims a dividend or cashes a dividend warrant or check.

Compulsory Acquisition of Shares Held by Minority Holders

An acquiring party is generally able to acquire compulsorily the common shares of minority holders in the following ways:

(1) By a procedure under the Companies Act known as a “scheme of arrangement”. A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme or arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme of arrangement.

(2) If the acquiring party is a company, it may compulsorily acquire all the shares of the target company, by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of any offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

(3) Where one or more parties holds not less than 95% of the shares of a class of shares of a company, such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, acquire the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Certain Provisions of Bermuda Law

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

The Bermuda Monetary Authority has given its consent for the issue and free transferability of all of our securities other than Equity Securities to and between non-residents of Bermuda for exchange control purposes and for the issue and transfer of our Equity Securities to and between non-residents of Bermuda for exchange control purposes provided our shares are and remain listed on an appointed stock exchange, which includes the NYSE. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.

This prospectus may be filed with the Registrar of Companies in Bermuda pursuant to Part III of the Companies Act. In accepting this prospectus for filing, the Registrar of Companies in Bermuda shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust. We will take no notice of any trust applicable to any of our shares, whether or not we have been notified of such trust.

Transfer Agent and Registrar

A register of holders of our common shares is maintained by Continental Management Limited in Bermuda and a branch register is maintained in the United States by our transfer agent, Computershare Inc. and its fully owned subsidiary Computershare Trust Company, N.A., having its principal office at 250 Royall Street, Canton, MA 02021.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of an investment in our common shares. The following discussion is not exhaustive of all possible tax considerations. This summary is based upon the Code, regulations promulgated under the Code by the U.S. Treasury Department (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. Such change could materially and adversely affect the tax consequences described below. No assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences described below.

This summary does not address all aspects of the U.S. federal income taxation that may be important to a particular holder in light of its investment or tax circumstances or to holders subject to special tax rules, such as: banks; financial institutions; insurance companies; dealers in stocks, securities, or currencies; traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; tax-exempt organizations; real estate investment trusts; regulated investment companies; qualified retirement plans, individual retirement accounts, and other tax-deferred accounts; expatriates of the U.S.; persons subject to the alternative minimum tax; persons holding common shares as part of a straddle, hedge, conversion transaction, or other integrated transaction; persons who acquired common shares pursuant to the exercise of any employee share option or otherwise as compensation for services; persons actually or constructively holding 10% or more of our voting shares; and U.S. Holders (as defined below) whose functional currency is other than the U.S. dollar.

This discussion is not a comprehensive description of all of the U.S. federal tax consequences that may be relevant with respect to an investment in common shares. We urge you to consult your own tax advisor regarding your particular circumstances and the U.S. federal income and estate tax consequences to you of owning and disposing of common shares, as well as any tax consequences arising under the laws of any state, local, or foreign or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

This summary is directed solely to persons who hold their common shares as capital assets within the meaning of Section 1221 of the Code, which includes property held for investment. For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of common shares that is any of the following:

•	a citizen or resident of the U.S. or someone treated as a U.S. citizen or resident for U.S. federal income tax purposes;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	a trust in existence on August 20, 1996 that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The term “Non-U.S. Holder” means a beneficial owner of common shares that is not a U.S. Holder. As described in “—Taxation of Non-U.S. Holders” below, the tax consequences to a Non-U.S. Holder may differ substantially from the tax consequences to a U.S. Holder.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of common shares, the U.S. federal income tax consequences to a partner in the partnership will depend on the status of the partner and the activities of the partnership. A holder of common shares that is a partnership and the partners in such partnership should consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in common shares.

Taxation of U.S. Holders

The discussion in “—Distributions on Common Shares” and “—Dispositions of Common Shares” below assumes that we will not be treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. For a discussion of the rules that apply if we are treated as a PFIC, see “—Passive Foreign Investment Company” below.

Distributions on Common Shares

General. Subject to the discussion in “—Passive Foreign Investment Company” below, if you actually or constructively receive a distribution on common shares, you must include the distribution in gross income as a taxable dividend on the date of your receipt of the distribution, but only to the extent of our current or accumulated earnings and profits, as calculated under U.S. federal income tax principles. Such amount must be included without reduction for any foreign taxes withheld. Dividends paid by us will not be eligible for the dividends received deduction allowed to corporations with respect to dividends received from certain domestic corporations. Dividends paid by us may or may not be eligible for preferential rates applicable to qualified dividend income, as described below.

To the extent a distribution exceeds our current and accumulated earnings and profits, it will be treated first as a non-taxable return of capital to the extent of your adjusted tax basis in the common shares, and thereafter as capital gain. Preferential tax rates for long-term capital gain may be applicable to non-corporate U.S. Holders.

We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, you should expect that a distribution will be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Qualified Dividend Income. With respect to non-corporate U.S. Holders (i.e., individuals, trusts, and estates), for taxable years beginning before January 1, 2013, dividends that are treated as qualified dividend income (“QDI”) are taxable at a maximum tax rate of 15%. Among other requirements, dividends will be treated as QDI if either (i) our common shares are readily tradable on an established securities market in the U.S., or (ii) we are eligible for the benefits of a comprehensive income tax treaty with the U.S. which includes an information exchange program and which is determined to be satisfactory by the Secretary of the U.S. Treasury. The income tax treaty between the U.S. and Bermuda (the jurisdiction of our incorporation) does not qualify for these purposes. However, under current administrative guidance, our common shares are “readily tradable” on an established securities market as a result of being listed on the NYSE.

In addition, for dividends to be treated as QDI, we must not be a PFIC (as discussed below) for either the taxable year in which the dividend was paid or the preceding taxable year. We do not believe that we were a PFIC for our prior taxable year and we intend to conduct our business so that we should not be treated as a PFIC for our current taxable year or any future taxable year. However, because the PFIC determination is highly fact intensive and made at the end of each taxable year, it is possible that we may be a PFIC for the current or any future taxable year that the IRS may challenge our determination concerning our PFIC status. Please see the discussion under “—Passive Foreign Investment Company” below. Additionally, in order to qualify for QDI treatment, you generally must have held the common shares for more than 60 days during the 121-day period beginning 60 days prior to the ex-dividend date. However, your holding period will be reduced for any period during which the risk of loss is diminished.

Since the QDI rules are complex, you should consult your own tax advisor regarding the availability of the preferential tax rates for dividends paid on common shares.

In-Kind Distributions. Generally, distributions to you of new common shares or rights to subscribe for new common shares that are received as part of a pro rata distribution to all of our shareholders will not be subject to U.S. federal income tax. The adjusted tax basis of the new common shares or rights so received will be determined by allocating your adjusted tax basis in the old common shares between the old common shares and the new common shares or rights received, based on their relative fair market values on the date of distribution. However, in the case of a distribution of rights to subscribe for common shares, the adjusted tax basis of the rights will be zero if the fair market value of the rights is less than 15% of the fair market value of the old common shares on the date of distribution and you do not make an election to determine the adjusted tax basis of the rights by allocation as described above. Your holding period for the new common shares or rights should include the holding period for the old common shares on which the distribution was made.

Foreign Tax Credits. Subject to certain conditions and limitations, any foreign taxes paid on or withheld from distributions from us and not refundable to you may be credited against your U.S. federal income tax liability or, alternatively, may be deducted from your taxable income. This election is made on a year-by-year basis and applies to all foreign taxes paid by you or withheld from you that year.

Distributions will constitute foreign source income for foreign tax credit limitation purposes. The foreign tax credit limitation is calculated separately with respect to two specific classes of income. For this purpose, distributions characterized as dividends distributed by us are expected to constitute “passive category income” or, in the case of certain U.S. Holders, “general category income.” Special limitations may apply if a dividend is treated as QDI (as defined above).

Since the rules governing foreign tax credits are complex, you should consult your own tax advisor regarding the availability of foreign tax credits in your particular circumstances.

Dispositions of Common Shares

Subject to the discussion in “—Passive Foreign Investment Company” below, you will recognize taxable gain or loss on the sale or other taxable disposition of common shares equal to the difference between the U.S. dollar value of (i) the amount realized on the disposition (i.e., the amount of cash plus the fair market value of any property received), and (ii) your adjusted tax basis in the common shares. Such gain or loss will be capital gain or loss.

If you have held the common shares for more than one year at the time of disposition, such capital gain or loss will be long-term capital gain or loss. Preferential tax rates for long-term capital gain (currently, with a maximum rate of 15% for taxable years beginning before January 1, 2013) will apply to non-corporate U.S. Holders. In the case of a corporation, capital gains are taxed at the same rate as ordinary income, which is currently 35%. If you have held the common shares for one year or less, such capital gain will be short-term capital gain taxable as ordinary income at your marginal income tax rate. The deductibility of capital losses is subject to limitations.

Any gain or loss recognized on the disposition of common shares is not expected to give rise to foreign source income for U.S. foreign tax credit purposes.

You should consult your own tax advisor regarding the U.S. federal income tax consequences if you receive currency other than U.S. dollars upon the disposition of common shares.

Passive Foreign Investment Company

We will be a PFIC under Section 1297 of the Code if, for a taxable year, either (a) 75% or more of our gross income for such taxable year is passive income (the “income test”) or (b) 50% or more of the average percentage, generally determined by fair market value, of our assets during such taxable year either produce passive income or are held for the production of passive income (the “asset test”). “Passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. However, rents meeting certain requirements are treated as derived from the conduct of an active trade or business and are not treated as passive income.

Certain “look through” rules apply for purposes of the income and asset tests described above. If we own, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, we will be treated as if we (a) held directly a proportionate share of the other corporation’s assets, and (b) received directly a proportionate share of the other corporation’s income. In addition, passive income does not include any interest, dividends, rents, or royalties that are received or accrued by us from a “related person” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to income of such related person that is not passive income.

Under the income and asset tests, whether or not we are a PFIC will be determined annually based upon the composition of our income and the composition and valuation of our assets, all of which are subject to change. In analyzing whether we should be treated as a PFIC, we are relying on the amount and character of our projected revenues and the amount and character of our projected capital expenditures, the valuation of our assets, and our election to treat certain of our subsidiaries as disregarded entities for U.S. federal income tax purposes. If the amount and character of our actual revenues and capital expenditures do not match our projections, we may be a PFIC. In these calculations, we have valued our intangible assets based on our market capitalization, determined using the market price of our common shares. Such market price may fluctuate. If our market capitalization is less than anticipated or subsequently declines, this will decrease the value of our intangible assets and we may be a PFIC. Furthermore, we have made a number of assumptions regarding the value of our intangible assets. We believe our valuation approach is reasonable. However, it is possible that the IRS could challenge the valuation of our intangible assets, which may result in our being a PFIC.

We do not believe that we were a PFIC for our prior taxable year and we intend to conduct our business so that we should not be treated as a PFIC for our current taxable year or any future taxable year. However, because the PFIC determination is highly fact intensive and made at the end of each taxable year, it is possible that we may be a PFIC for the current or any future taxable year or that the IRS may challenge our determination concerning our PFIC status.

Default PFIC Rules under Section 1291 of the Code. If we are a PFIC, the U.S. federal income tax consequences to a U.S. Holder of an investment in common shares will depend on whether such U.S. Holder is permitted to make and makes (i) an election to treat us as a qualified electing fund (“QEF”) under Section 1295 of the Code (a “QEF Election”) or (ii) a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”). A U.S. Holder owning common shares while we were or are a PFIC that has not made either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder.”

If you are a Non-Electing U.S. Holder, you will be subject to the default tax rules of Section 1291 of the Code with respect to:

•

any “excess distribution” paid on common shares, which means the excess (if any) of the total distributions received by you during the current taxable year over 125% of the average distributions received by you during the three preceding taxable years (or during the portion of your holding period for the common shares prior to the current taxable year, if shorter); and

•	any gain recognized on the sale or other taxable disposition (including a pledge) of common shares.

Under these default tax rules:

•	any excess distribution or gain will be allocated ratably over your holding period for the common shares;

•	the amount allocated to the current taxable year and any period prior to the first day of the first taxable year in which we were a PFIC will be treated as ordinary income in the current year;

•	the amount allocated to each of the other years will be treated as ordinary income and taxed at the highest applicable tax rate in effect for that year; and

•	the resulting tax liability from any such prior years will be subject to the interest charge applicable to underpayments of tax.

In addition, notwithstanding any election you may make, dividends that you receive from us will not be eligible for the preferential tax rates applicable to QDI (as discussed above in “—Distributions on Common Shares”) if we are a PFIC either in the taxable year of the distribution or the preceding taxable year, but will instead be taxable at rates applicable to ordinary income.

Special rules for Non-Electing U.S. Holders will apply to determine U.S. foreign tax credits with respect to foreign taxes imposed on distributions on common shares.

If we are a PFIC for any taxable year during which you hold common shares, we will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold common shares, regardless of whether we actually continue to be a PFIC.

QEF Election. We currently do not intend to prepare or provide you with certain tax information that would permit you to make a QEF Election to avoid the adverse tax consequences associated with owning PFIC stock.

Mark-to-Market Election. U.S. Holders may make a Mark-to-Market Election, but only if the common shares are marketable stock. The common shares will be “marketable stock” as long as they remain listed on the NYSE and are regularly traded. Shares are “regularly traded” for any calendar year during which it is traded (other than in de minimis quantities) on at least fifteen days during each calendar quarter. There can be no assurances, however, that our common shares will be treated, or continue to be treated, as regularly traded.

If you make a Mark-to-Market Election, you generally will not be subject to the default rules of Section 1291 of the Code discussed above. Rather, you will be required to recognize ordinary income for any increase in the fair market value of the common shares for each taxable year that we are a PFIC. You will also be allowed to deduct as an ordinary loss any decrease in the fair market value to the extent of net marked-to-market gain previously included in prior years. Your adjusted tax basis in the common shares will be adjusted to reflect the amount included or deducted.

The Mark-to-Market Election will be effective for the taxable year for which the election is made and all subsequent taxable years, unless the common shares cease to be marketable stock or the IRS consents to the revocation of the election. You should consult your own tax advisor regarding the availability of, and procedure for making, a Mark-to-Market Election.

Since the PFIC rules are complex, you should consult your own tax advisor regarding them and how they may affect the U.S. federal income tax consequences of an investment in common shares.

Legislative Developments

Signed into law March 30, 2010, the Health Care and Education Reconciliation Act provides, among other things, with respect to taxable years beginning after December 31, 2012, certain U.S. persons, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax on unearned income. For individuals, the additional Medicare tax applies to the lesser of (i) “net investment income” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. You should consult your tax advisors regarding the implications of the additional Medicare tax resulting from your ownership and disposition of our common shares.

Information Reporting and Backup Withholding

Information reporting requirements will apply to distributions on common shares or proceeds from the disposition of common shares paid within the U.S. (and, in certain cases, outside the U.S.) to a U.S. Holder unless such U.S. Holder is an exempt recipient, such as a corporation. Furthermore, backup withholding may apply to such amounts unless such U.S. Holder (i) is an exempt recipient that, if required, establishes its right to an exemption, or (ii) provides its taxpayer identification number, certifies that it is not currently subject to backup withholding, and complies with other applicable requirements. A U.S. Holder may avoid backup withholding if it furnishes a properly completed IRS Form W-9 and is able to make the required certifications.

Backup withholding is not an additional tax. Rather, amounts withheld under the backup withholding rules may be credited against your U.S. federal income tax liability. Furthermore, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

Information Reporting Regarding PFICs and Specified Foreign Financial Assets

Under legislation enacted on March 18, 2010, commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA ,” if we were a PFIC, each U.S. Holder would be required to file an annual report containing such information as the IRS may require, unless otherwise provided by the IRS. Before the enactment of this legislation, a U.S. shareholder of a PFIC was required to file such an annual report only if the shareholder recognized gain on a direct or indirect disposition of PFIC stock, received certain direct or indirect distributions from the PFIC, or was making certain elections with respect to the PFIC. In recently proposed administrative guidance, the IRS advised that, until it develops further guidance regarding the PFIC reporting obligation under FATCA, U.S. holders that would not otherwise have been required to file an annual report under the reporting rules prior to March 18, 2010, will not be required to file an annual report as a result of FATCA for taxable years beginning on or after March 18, 2010.

U.S. Holders that are individuals will be subject to reporting obligations with respect to their common shares if they do not hold their common shares in an account maintained by a U.S. financial institution and the aggregate value of their common shares and certain other “specified foreign financial assets” exceeds $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year. Significant penalties can apply if a U.S. Holder is required to disclose its common shares under these rules and fails to do so.

In the event a U.S. Holder does not file the information reports described above relating to ownership of a PFIC or disclosure of specified foreign financial assets, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. holder for the related tax year will not close before such report is filed.

If you are a U.S. Holder, you are urged to consult with your own tax advisor regarding the application of the PFIC and specified foreign financial assets information reporting requirements and related statute of limitations tolling provisions with respect to our common shares.

Taxation of Non-U.S. Holders

Distributions on Common Shares

Subject to the discussion in “—Information Reporting and Backup Withholding” below, as a Non-U.S. Holder, you generally will not be subject to U.S. federal income tax, including withholding tax, on distributions received on common shares, unless the distributions are effectively connected with a trade or business that you conduct in the U.S. and (if an applicable income tax treaty so requires) attributable to a permanent establishment that you maintain in the U.S.

If distributions are effectively connected with a U.S. trade or business and (if applicable) attributable to a U.S. permanent establishment, you will be subject to tax on such distributions in the same manner as a U.S. Holder, as described in “Taxation of U.S. Holders—Distributions on Common Shares” above. In addition, any such distributions received by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Dispositions of Common Shares

Subject to the discussion in “—Information Reporting and Backup Withholding” below, as a Non-U.S. Holder, you generally will not be subject to U.S. federal income tax, including withholding tax, on any gain recognized on a sale or other taxable disposition of common shares, unless (i) the gain is effectively connected with a trade or business that you conduct in the U.S. and (if an applicable income tax treaty so requires) attributable to a permanent establishment that you maintain in the U.S., or (ii) you are an individual and are present in the U.S. for at least 183 days in the taxable year of the disposition, and certain other conditions are met.

If you meet the test in clause (i) above, you generally will be subject to tax on any gain that is effectively connected with your conduct of a trade or business in the U.S. in the same manner as a U.S. Holder, as described in “Taxation of U.S. Holders—Dispositions of Common Shares” above. Effectively connected gain realized by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If you meet the test in clause (ii) above, you generally will be subject to tax at a 30% rate on the amount by which your U.S. source capital gain exceeds your U.S. source capital loss during the taxable year.

Information Reporting and Backup Withholding

Payments to Non-U.S. Holders of distributions on, or proceeds from the disposition of, common shares are generally exempt from information reporting and backup withholding. However, a Non-U.S. Holder may be required to establish that exemption by providing certification of non-U.S. status on an appropriate IRS Form W-8.

Backup withholding is not an additional tax. Rather, amounts withheld under the backup withholding rules may be credited against your U.S. federal income tax liability. Furthermore, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and Credit Suisse Securities (USA) LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling shareholder and the underwriters, we and the selling shareholder have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us and the selling shareholder, the number of common shares set forth opposite its name below.

Underwriter	Number of Common Shares
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	2,625,000
Wells Fargo Securities, LLC	1,518,750
Credit Suisse Securities (USA) LLC	1,143,750
RBC Capital Markets, LLC	525,000
Deutsche Bank Securities Inc	450,000
SunTrust Robinson Humphrey, Inc.	450,000
Investec Bank Limited	375,000
ABN AMRO Securities (USA) LLC	168,750
Mitsubishi UFJ Securities (USA), Inc.	168,750
Dahlman Rose & Company, LLC	75,000

Total	7,500,000

Investec Bank Limited is not registered with the SEC as a U.S. registered broker-dealer, it will effect offers and sales of the securities solely outside of the United States to non-U.S. nationals or residents or within the United States to the extent permitted by Rule 15a-6 under the Exchange Act through one or more U.S. registered broker-dealers, and as permitted by Financial Industry Regulatory Authority regulations.

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the common shares sold under the underwriting agreement if any of these common shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling shareholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the common shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the common shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us and the selling shareholder that the underwriters propose initially to offer the common shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $.75 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the selling shareholder. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional common shares.

	Per Share	Without Option	With Option
Public offering price	$31.50	$236,250,000	$271,689,500
Underwriting discount	$1.26	$9,450,000	$10,867,500
Proceeds, before expenses, to us	$30.24	$151,200,000	$185,220,000
Proceeds, before expenses, to the selling shareholder	$30.24	$75,600,000	$75,600,000

The expenses of the offering, not including the underwriting discount, are estimated at $475,000 and are payable by us and the selling shareholder.

Option to Purchase Additional Common Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 1,125,000 additional common shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional common shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, the selling shareholder and our executive officers and directors have agreed not to sell or transfer any common shares or securities convertible into, exchangeable for, exercisable for, or repayable with common shares, for 60 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we, the selling shareholder and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common shares,

•	sell any option or contract to purchase any common shares,

•	purchase any option or contract to sell any common shares,

•	grant any option, right or warrant for the sale of any common shares,

•	lend or otherwise dispose of or transfer any common shares,

•	request or demand that we file a registration statement related to the common shares, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares whether any such swap or transaction is to be settled by delivery of common shares or other securities, in cash or otherwise.

This lock-up provision applies to common shares and to securities convertible into or exchangeable or exercisable for or repayable with common shares. It also applies to common shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange

The common shares are listed on the New York Stock Exchange under the symbol “TGH.”

Price Stabilization, Short Positions

Until the distribution of the common shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common shares. However, the underwriters may engage in transactions that stabilize the price of the common shares, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of common shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional common shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional common shares or purchasing common shares in the open market. In determining the source of common shares to close out the covered short position, the underwriters will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which they may purchase common shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships (Conflicts of Interest)

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, securitizations and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Affiliates of certain of the underwriters act as lenders under our revolving credit facility and participate in our secured debt facility. An affiliate of Wells Fargo Securities, LLC is a lender under a revolving credit facility of TW Container Leasing, Ltd., our joint venture.

Investec Bank Limited provides financial advisory services to one of our affiliates, Trencor, for which it receives customary fees and commissions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

An affiliate of Wells Fargo Securities, LLC beneficially owns 75% of a joint venture with a wholly owned subsidiary of the Company, which beneficially owns 25% of the joint venture. Because an affiliate of the Company is controlled by an affiliate of Wells Fargo Securities, LLC, Wells Fargo Securities, LLC may be deemed to have a “conflict of interest” under Rule 5121 of the FINRA. David M. Nurek, a member of our board of directors, is an executive of Investec Bank Limited and a director of an affiliate of Investec Bank Limited, Investec Property (Proprietary) Limited. As a result, Investec Bank Limited may be deemed to have a “conflict of interest” under Rule 5121 of the FINRA. Pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering because the securities offered have a “bona fide public market,” as defined by Rule 5121.

This offering is being conducted in accordance with the applicable provisions of Rule 5121.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of common shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of common shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any common shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any common shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the common shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives have been given to the offer or resale. In the case of any common shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the common shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any common shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives have been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus supplement has been prepared on the basis that any offer of common shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of common shares. Accordingly any person making or intending to make an offer in that Relevant Member State of common shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of common shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe the common shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The common shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the common shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the common shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of common shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of common shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The common shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common shares offered should conduct their own due diligence on the common shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in South Africa

This prospectus supplement will not be registered as a prospectus in terms of the Companies Act 71 of 2008 in South Africa and as such, any offer of common shares in South Africa may only be made if it shall not be capable of being construed as an offer to the public as envisaged by such Act. Furthermore, any offer or sale of the commons shares shall be subject to compliance with South African exchange control regulations.

Notice to Prospective Investors in Japan

The common shares have not been and will not be registered under the Financial Instruments and Exchange Law, as amended (the“FIEL”). This document is not an offer of securities for sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or entity organised under the laws of Japan) or to others for reoffer or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements under the FIEL and otherwise in compliance with such law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

Certain legal matters with respect to the laws of Bermuda will be passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda. Certain matters of New York law will be passed upon for us by Morrison & Foerster LLP. The underwriters have been represented by O’Melveny & Myers LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedules of Textainer Group Holdings Limited as of December 31, 2011 and December 31, 2010, and for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information contained in documents that we file with the SEC. This means that we can disclose important information to you by referring you to documents that we file with the SEC and that the information in this prospectus is not complete. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference into this prospectus the documents listed below:

•	our Reports on Form 6-K furnished to the SEC on April 18, 2012, May 11, 2012, August 2, 2012 August 14, 2012 and September 10, 2012;

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2011, filed with the SEC on March 15, 2012, as amended on June 27, 2012; and

•

the description of our securities contained in our registration statement on Form 8-A (File No. 001-33725), filed with the SEC on October 5, 2007, including any amendment or report filed for the purpose of updating that description.

We also incorporate by reference all subsequent Annual Reports on Form 20-F that we file with the SEC and certain Reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the applicable prospectus supplement.

We will provide each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus upon written or oral request at no cost to the requester. Requests should be directed to Textainer Group Holdings Limited Century House, 16 Par-La-Ville Road Hamilton HM 08 Bermuda, (441) 296-2500.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form F-3 with the SEC relating to the securities offered by this prospectus supplement. This prospectus supplement, which is a part of that registration statement, does not include all of the information contained in the registration statement. For more information with respect to us and the securities offered by this prospectus, you should refer to the registration statement and to the exhibits filed with it. Statements contained or incorporated by reference in this prospectus regarding the contents of any contract or other document are not necessarily complete and, where the contract or other document is an exhibit to the registration statement or incorporated or deemed to be incorporated by reference, each of these statements is qualified in all respects by the provisions of the actual contract or other document.

We are subject to the reporting requirements of the Exchange Act, and file reports, including Annual Reports on Form 20-F and Reports on Form 6-K, with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. The public may read our SEC filings, including the registration statement of which this prospectus is a part and the exhibits filed as a part of that registration statement, over the Internet at http://www.sec.gov. The public may also read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

PROSPECTUS

$425,000,000

Common Shares

Preference Shares

Debt Securities

Warrants

Rights

Units

and

up to $125,000,000 of

Common Shares

offered by a Selling Shareholder

t

e

x

Textainer Group Holdings Limited

We may offer to sell, from time to time, in one or more offerings: common shares; preference shares; debt securities; warrants to purchase common shares, preference shares or debt securities; rights to purchase common shares, preference shares, debt securities, warrants or other securities; and units of debt securities, common shares, preference shares, rights or warrants, in any combination. We may also offer any of these securities that may be issuable upon the conversion, exercise or exchange of debt securities, preference shares, rights or warrants.

The aggregate offering price of the securities issued under this prospectus may not exceed $425,000,000. The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

This prospectus provides a general description of the securities we may offer. We will provide the specific terms of the securities offered in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. You should read carefully this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference before you invest in any of our securities. This prospectus may not be used to offer or sell any securities unless accompanied by the applicable prospectus supplement.

Our common shares are listed on the New York Stock Exchange under the symbol “TGH”. We will provide information in the prospectus supplement for the trading market, if any, for any preference shares, debt securities, warrants, rights or units that we may offer.

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

In addition, the selling shareholder named in this prospectus may sell in one or more offerings pursuant to this registration statement up to $125,000,000 of our common shares that were previously acquired in private transactions. The selling shareholder may sell any or all of these common shares on any stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. Information on the selling shareholder and the times and manners in which it may offer and sell our common shares is described under the sections entitled “Selling Shareholder” and “Plan of Distribution” in this prospectus. We will not receive any of the proceeds from the sale of our common shares by the selling shareholder.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of this prospectus and in the documents incorporated by reference into this prospectus, and contained in the applicable prospectus supplement and any related free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 17, 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we have filed with the United States Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may from time to time sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $425,000,000. In addition, the selling shareholder may sell in one or more offerings pursuant to this registration statement shares of our common stock owned by it up to an aggregate dollar amount of $125,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we or the selling shareholder offer securities under this shelf registration process, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement or any related free writing prospectus, you should rely on the information in the prospectus supplement or the related free writing prospectus; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference into this prospectus or any prospectus supplement or any related free writing prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

This prospectus does not contain all the information provided in the registration statement we have filed with the SEC. For further information about us or the securities offered hereby, you should refer to that registration statement and the exhibits filed as a part of that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information.”

THIS PROSPECTUS MAY NOT BE USED TO SELL ANY SECURITIES UNLESS ACCOMPANIED BY THE APPLICABLE PROSPECTUS SUPPLEMENT.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

As used in this prospectus, unless indicated otherwise or the context otherwise requires, references to: (1) “Textainer,” “the Company,” “we,” “us” or “our” refer collectively to Textainer Group Holdings Limited, the issuer of the publicly-traded common shares that have been registered pursuant to Section 12(b) of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, and its subsidiaries; (2) “TEU” refers to a “Twenty-Foot Equivalent Unit,” which is a unit of measurement used in the container shipping industry to compare shipping containers of various lengths to a standard 20’ dry freight container, thus a 20’ container is one TEU and a 40’ container is two TEU; (3) “CEU” refers to a Cost Equivalent Unit, which is a unit of measurement based on the approximate cost of a container relative to the cost of a standard 20’ dry freight container, so the cost of a standard 20’ dry freight container is one CEU; the cost of a 40’ dry freight container is 1.6 CEU; and the cost of a 40’ high cube dry freight container (9’6” high) is 1.68 CEU; (4) “our owned fleet” means the containers we own; (5) “our managed fleet” means the containers we manage that are owned by other container investors; (6) “our fleet” and “our total fleet” mean our owned fleet plus our managed fleet plus any containers we lease from other lessors; and (7) “container investors” means the owners of the containers in our managed fleet.

Industry data and other statistical information used in this prospectus, any applicable prospectus supplement, any related free writing prospectus and any document incorporated by reference into this prospectus are based on independent publications, reports by market research firms or other published independent sources.

Some data are also based on our good faith estimates, derived from our review of internal surveys and the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information.

You should rely only on the information contained in this prospectus, the applicable prospectus supplement, any related free writing prospectus and any document incorporated by reference into this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The information in this prospectus, any applicable prospectus supplement, any related free writing prospectus and any document incorporated by reference into this prospectus is accurate as of the dates on the front cover of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates and may change again.

In this prospectus, unless otherwise specified, all monetary amounts are in U.S. dollars. To the extent that any monetary amounts are not denominated in U.S. dollars, they have been translated into U.S. dollars in accordance with our accounting policies as described in our consolidated financial statements incorporated by reference into this prospectus.

Consent under the Control Act 1972 (and its related regulations) has been given by the Bermuda Monetary Authority for the issue and transfer of our securities other than Equity Securities to and between non-residents of Bermuda for exchange control purposes and for the issue and transfer of our Equity Securities to and between non-residents of Bermuda for exchange control purposes provided our shares are and remain listed on an appointed stock exchange, which includes the New York Stock Exchange, or the NYSE. This prospectus may be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness, the correctness of any of the statements made or opinions expressed in this prospectus.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS; CAUTIONARY LANGUAGE

This prospectus, any applicable prospectus supplement, any related free writing prospectus and any document incorporated by reference into this prospectus contain, or will contain, forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, or the PSLRA. In addition, we, or our executive officers on our behalf, may from time to time make forward-looking statements in reports and other documents we file with the SEC or in connection with oral statements made to the press, potential investors or others. Forward-looking statements include all statements that are not statements of historical facts and may relate to, but are not limited to, expectations or estimates of future operating results or financial performance, capital expenditures, regulatory compliance, plans for growth and future operations, as well as assumptions relating to the foregoing. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue” or the negative of these terms or other similar terminology. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy, and actual results may differ materially from those we anticipated due to a number of uncertainties, many of which cannot be foreseen. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, but not limited to, the risks and uncertainties described in the section entitled “Risk Factors” in this prospectus, in any applicable prospectus supplement, any related free writing prospectus and in any document incorporated by reference into this prospectus.

We believe that it is important to communicate our future expectations to potential investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause actual events or results to differ materially from the expectations expressed in or implied by our forward-looking statements. The risks and uncertainties described in the section entitled “Risk Factors” in this prospectus, in any applicable prospectus supplement, any related free writing prospectus and in any document incorporated by reference into this prospectus provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our securities, you should be aware that the occurrence of these risks and uncertainties could negatively impact, among other things, our business, cash flows, results of operations, financial condition and share price. Potential investors should not place undue reliance on our forward-looking statements.

Forward-looking statements regarding our present plans or expectations for fleet size, management contracts, container purchases, sources and availability of financing, and growth involve risks and uncertainties relative to return expectations and related allocation of resources, and changing economic or competitive conditions, as well as the negotiation of agreements with container investors, which could cause actual results to differ from present plans or expectations, and such differences could be material. Similarly, forward-looking statements regarding our present expectations for operating results and cash flow involve risks and uncertainties related to factors such as utilization rates, per diem rates, container prices, demand for containers by container shipping lines, supply and other factors described in the section entitled “Risk Factors” in this prospectus, in any applicable prospectus supplement, any related free writing prospectus and in any document incorporated by reference into this prospectus, which would also cause actual results to differ from present plans. Such differences could be material.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date the statements are made. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to, and do not plan to, update any forward-looking statements as a result of new information, future events or developments, except as required by U.S. federal securities laws. You should read this prospectus, any applicable prospectus supplement, any related free writing prospectus and any document incorporated by reference into this prospectus with the understanding that we cannot guarantee future results, levels of activity, performance or achievements and that actual results may differ materially from what we expect. The forward-looking statements contained in this prospectus, any applicable prospectus supplement, any related free writing prospectus and any document incorporated by reference into this prospectus are excluded from the safe harbor protection provided by the PSLRA.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information contained in documents that we file with the SEC. This means that we can disclose important information to you by referring you to documents that we file with the SEC and that the information in this prospectus is not complete. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference into this prospectus the documents listed below:

•	our Reports on Form 6-K furnished to the SEC on April 18, 2012, May 11, 2012, August 2, 2012, August 7, 2012 and August 14, 2012;

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2011, filed with the SEC on March 15, 2012, as amended on June 27, 2012; and

•

the description of our securities contained in our registration statement on Form 8-A (File No. 001-33725), filed with the SEC on October 5, 2007, including any amendment or report filed for the purpose of updating that description.

We also incorporate by reference all subsequent Annual Reports on Form 20-F that we file with the SEC and certain Reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the applicable prospectus supplement.

We will provide each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus upon written or oral request at no cost to the requester. Requests should be directed to Textainer Group Holdings Limited, c/o Textainer Equipment Management (U.S.) Limited, 650 California Street, 16th Floor, San Francisco, CA 94108, Attention: Investor Relations, Telephone Number: (415) 434-0551.

ABOUT TEXTAINER GROUP HOLDINGS LIMITED

Operating since 1979, we are the world’s largest lessor of intermodal containers based on fleet size, with a total fleet of 1.7 million containers, representing over 2.6 million TEU, in our owned and managed fleet as of June 30, 2012. We lease containers to approximately 400 shipping lines and other lessees, including each of the world’s top 20 container lines, as measured by the total TEU capacity of their container vessels. We believe we are one of the most reliable lessors of containers, in terms of consistently being able to supply containers in locations where our customers need them. We have provided an average of more than 141,000 TEU of new containers per year for the past five years, and have been one of the largest purchasers of new containers among container lessors over the same period. We are one of the largest sellers of used containers among container lessors, having sold an average of more than 80,000 per year during the past five years to more than 1,100 customers. We provide our services worldwide via a network of regional and area offices and independent depots. Trencor, a company publicly traded on the JSE Limited in Johannesburg, South Africa, and its affiliates currently have beneficiary interest in a majority of our issued and outstanding common shares.

We operate our business in three core segments:

•	Container Ownership. As of June 30, 2012, we owned containers accounting for approximately 60.4% of our fleet.

•

Container Management. As of June 30, 2012, we managed containers on behalf of 17 affiliated and unaffiliated container investors, providing acquisition, management and disposal services. We also supply leased containers to the U.S. military pursuant to a contract with the Surface Deployment and Distribution Command (“SDDC”) and earn a fee for supplying and managing its fleet of leased containers. We are the main supplier of leased intermodal containers to the U.S. military. Total managed containers account for 39.6% of our fleet.

•

Container Resale. We generally sell containers from our fleet when they reach the end of their useful lives in marine service or when we believe it is financially attractive for us to do so, considering location, sale price, the cost of repair, and possible repositioning expenses. We also purchase and lease or resell containers from shipping line customers, container traders and other sellers of containers.

The table below summarizes the composition of our fleet, in TEU, by type of containers, as of June 30, 2012:

	Standard Dry Freight	Refrigerated	Other Specialized	Total	Percentage of Total Fleet
Owned	1,502,687	40,248	37,333	1,580,268	60.4%
Managed	1,007,594	15,590	11,830	1,035,014	39.6%

Total Fleet	2,510,281	55,838	49,163	2,615,282	100.0%

Our owned and managed lease fleet as of June 30, 2012 based on total TEU on hire was as follows:

Percentage of Total Fleet
Term Leases	75.1%
Master Leases	17.4%
Direct financing and sales-type leases	4.4%
Spot leases	3.1%

Total	100.0%

Our internet website address is www.textainer.com. The information contained on, or that can be accessed through, our website is not incorporated into and is not intended to be a part of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratio of earnings to fixed changes for the periods indicated.

	Six Months Ended June 30, 2012	Fiscal Year Ended December 31,
		2011	2010	2007	2008	2007
Ratio of earnings to fixed charges(1)	3.72	4.71	6.39	5.22	4.11	4.20

(1)	For purposes of computing this ratio: (a) earnings consist of income before taxes plus fixed charges and (b) fixed charges consist of interest expense, amortization of deferred debt issuance costs, realized losses (gains) on interest rate swaps and caps, net, interest expense portion of rental expense and impact of fixed charges on net income attributable to the noncontrolling interest.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks and uncertainties described in this prospectus and the documents incorporated by reference herein, including the risks and uncertainties described in the section entitled Item 3, “Key Information — Risk Factors” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, filed with the SEC on March 15, 2012, as amended on June 27, 2012 or included in any Annual Report on Form 20-F filed with the SEC after the date of this prospectus or Quarterly Report on Form 6-K furnished to the SEC after the date of this prospectus. See “Where You Can Find More Information.” When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors that you should carefully consider.

The risks and uncertainties described in this prospectus, any applicable prospectus supplement, any related free writing prospectus and any document incorporated by reference into this prospectus are not the only ones that we face. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus, any applicable prospectus supplement, any related free writing prospectus and any document incorporated by reference into this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. The value of our securities could decline and you may lose some or all of your investment if one or more of these risks and uncertainties develop into actual events. Keep these risk factors in mind when you read forward-looking statements contained in this prospectus, any applicable prospectus supplement, any related free writing prospectus and any document incorporated by reference into this prospectus.

USE OF PROCEEDS

Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds of any offering of securities for working capital and other general corporate purposes, which may include the repayment or refinancing of outstanding indebtedness and the financing of future acquisitions. We may have significant discretion in the use of any net proceeds. The net proceeds may be invested temporarily in interest-bearing accounts and short-term interest-bearing securities until they are used for their stated purpose. We may provide additional information on the use of the net proceeds from the sale of the offered securities in an applicable prospectus supplement relating to the offered securities.

We will not receive any proceeds from sales of our common stock by the selling shareholder.

DESCRIPTION OF SECURITIES WE OR THE SELLING SHAREHOLDER MAY OFFER

We may issue from time to time, in one or more offerings up to $425,000,000 of the following securities:

•	common shares;

•	preference shares;

•	debt securities;

•	warrants to purchase common shares, preference shares or debt securities;

•	rights to purchase common shares, preference shares, debt securities, warrants or other securities; and

•	units of debt securities, common shares, preference shares, rights or warrants, in any combination.

This prospectus contains a summary of the material general terms of the various securities that we may offer. The specific terms of the securities will be described in a prospectus supplement, information incorporated by reference, or free writing prospectus, which may be in addition to or different from the general terms summarized in this prospectus. Where applicable, the prospectus supplement, information incorporated by reference or free writing prospectus will also describe any material United States federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange. The summaries contained in this prospectus and in any prospectus supplements, information incorporated by reference or free writing prospectus may not contain all of the information that you would find useful. Accordingly, you should read the actual documents relating to any securities sold pursuant to this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” for information about how to obtain copies of those documents.

The terms of any particular offering, the initial offering price and the net proceeds to us will be contained in the applicable prospectus supplement, information incorporated by reference or free writing prospectus, relating to such offering.

In addition, the selling shareholder named in this prospectus may sell in one or more offerings pursuant to this registration statement up to an aggregate of $125,000,000 of our common shares that were previously acquired in private transactions. We will not receive any of the proceeds from the sale of our common shares by the selling shareholder.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital summarizes certain provisions of our memorandum of association and our bye-laws. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our memorandum of association and bye-laws. Copies of our memorandum of association and bye-laws have previously been filed with the SEC as Exhibits 3.1 and 3.2, respectively, to the registration statement on Form F-1 that we filed with the SEC on September 26, 2007 (File No. 333-146304).

General

We are an exempted company incorporated under the laws of Bermuda. We are registered with the Registrar of Companies in Bermuda under registration number EC18896. We were incorporated on December 2, 1993 under the name Textainer Group Holdings Limited. Our registered office is located at Century House, 16 Par-La-Ville Road, Hamilton HM 08 Bermuda.

Share Capital

As of the date of this prospectus, our authorized share capital consists of 140,000,000 common shares, par value US$0.01 per share, and 10,000,000 preference shares, par value US$0.01 per share. As of June 30, 2012, there were 49,567,852 common shares and no preference shares issued and outstanding.

Pursuant to our bye-laws, subject to any resolution of the shareholders to the contrary, our board of directors is authorized to issue any of our authorized but unissued shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

Common Shares

Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.

Preference Shares

Pursuant to the Companies Act 1981 of Bermuda, as amended, or the Companies Act, and our bye-laws, our board of directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board of directors without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could have the effect of discouraging an attempt to obtain control of us.

Dividend Rights

Under the Companies Act, a company may not declare or pay dividends if there are reasonable grounds for believing either that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the sum of its liabilities and issued share capital (par value) and share premium accounts (share premium being the amount of consideration paid for the subscription of shares in excess of the par value of those shares). Our credit facility contains restrictions on the payment of dividends. We will not be allowed to pay dividends if we are in default under (or such payment would cause a default under) our revolving credit facility, or if such payment would cause us to breach any of our covenants. These covenants include certain financial covenants, which would be directly affected by the payment of dividends, such as (i) a minimum net worth level (which level would decrease by the amount of any dividend paid), (ii) a maximum ratio of consolidated funded debt to consolidated tangible net worth (which amount would decrease by the amount of any dividend paid) and (iii) a minimum ratio of certain income (which amount would decrease by the amount of any dividend paid) to current obligations. There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

Modification of Shareholder Rights

If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied by us either: (i) with the consent in writing of the holders of 75% of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing one-third of the issued shares of the relevant class is present. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other series of preference, to vary the rights attached to any other series of preference shares.

Transfer of Shares

Our board of directors may in its absolute discretion, and without assigning any reason, refuse to register the transfer of a share that is not fully paid. Our board of directors may also refuse to recognize an instrument of transfer of a share unless it is accompanied by the relevant share certificate and such other evidence of the transferor’s right to make the transfer as our board of directors shall reasonably require. Subject to these restrictions, a holder of common shares may transfer the title to all or any of his common shares by completing a form of transfer in the form set out in our bye-laws (or as near thereto as circumstances admit) or in such other common form as the board of directors may accept. The instrument of transfer must be signed by the transferor and transferee, although in the case of a fully paid share our board of directors may accept the instrument signed only by the transferor.

Meetings of Shareholders

Our bye-laws and Bermuda law provide that any resolution required or permitted to be passed by our shareholders must be passed at an annual or special general meeting of our shareholders or by the written consent of our shareholders. A written resolution is passed when it is signed by shareholders who at the date the notice of such written resolution is given represent such majority of votes as would be required if the resolution was voted on at a shareholders’ meeting at which all shareholders entitled to attend and vote thereat were present and voting. Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year. Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Our bye-laws provide that our board of directors, the president or the chairman (if any) may convene an annual general meeting or a special general meeting. Under our bye-laws, at least 5 days’ notice of an annual general meeting or a special general meeting must be given to each shareholder entitled to vote at such meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting. The quorum required for a general meeting of shareholders is two or more persons present in person at the start of the meeting and representing in person or by proxy in excess of 50% of our issued and outstanding voting shares.

Access to Books and Records and Dissemination of Information

Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company’s memorandum of association, including its objects and powers, and certain alterations to its memorandum of association. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings of shareholders and the company’s audited financial statements, which must be presented at the annual general meeting. The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of shareholders for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Election and Removal of Directors

Any shareholder wishing to propose for election as a director someone who is not an existing director or is not proposed by our board of directors must give notice of the intention to propose the person for election. Where a person is to be proposed for election as a director at an annual general meeting by a shareholder, that notice must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not 30 days before or after such anniversary, the notice must be given not later than ten days following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made. Where a director is to be elected at a special general meeting, that notice must be given not later than 10 days following the earlier of the date on which notice of the special general meeting was posted to members or the date on which public disclosure of the special general meeting was made.

A director may be removed (i) for cause by the affirmative vote of the holders of a majority of the votes cast at a meeting, or (ii) without cause upon the affirmative vote of 66% of the shares then issued and outstanding and entitled to vote on the resolution; in each case provided that notice of the shareholders meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and must be served on the director not less than 14 days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

Proceedings of Board of Directors

Our bye-laws provide that our business is to be managed and conducted by our board of directors. Bermuda law requires that our directors be individuals, but there is no requirement in our bye-laws or Bermuda law that directors hold any of our shares.

The remuneration of our directors is determined by our board, and there is no requirement that a specified number or percentage of “independent” directors must approve any such determination. Our directors may also be paid all travel, hotel and other expenses properly incurred by them in connection with our business or their duties as directors.

Provided a director discloses a direct or indirect interest in any contract or arrangement with us as required by Bermuda law, such director is entitled to vote in respect of any such contract or arrangement in which he or she is interested unless he or she is disqualified from voting by the chairman of the relevant board meeting. Under Bermuda law, a director (including the spouse or children of the director or any company of which such director, spouse or children own or control more than 20% of the capital or loan debt) cannot borrow from us, (except loans made to directors who are bona fide employees or former employees pursuant to an employees’ share scheme), unless shareholders holding 90% of the total voting rights have consented to the loan.

Waiver of Claims by Shareholders; Indemnification of Directors and Officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule or law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or on behalf of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such a purpose.

We have entered into indemnification agreements with our directors and senior management to give such directors and officers, as well as their immediate family members, additional contractual assurances regarding the scope of indemnification set forth in our bye-laws, and to provide additional procedural protections which may, in some cases, be broader than the specific indemnification provisions contained in our bye-laws. The indemnification agreements may require us, among other things, to indemnify such directors and officers, as well as their immediate family members, against liabilities that may arise by reason of the status or service as directors or officers and to advance expenses as a result of any proceeding against them as to which they could be indemnified.

Amendment of Memorandum of Association and Bye-Laws

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders. Our bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of our board of directors, including the affirmative vote of not less than 66% of the directors then in office, and by a resolution of the shareholders, including the affirmative vote of not less than 66% of the voting shares issued and outstanding.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital, or any class thereof, have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within twenty-one days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Amalgamations and Business Combinations

The amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to be approved by the company’s board of directors and by its shareholders.

Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company. Our bye-laws provide that a merger or an amalgamation (other than with a wholly owned subsidiary or as described below) that has been approved by the board must only be approved by a majority of the votes cast at a general meeting of the shareholders at which the quorum shall be two or more persons present in person and representing in person or by proxy in excess of 50% of all issued and outstanding voting shares. Any merger or amalgamation or other business combination (as defined in our bye-laws) not approved by our board must be approved by the holders or not less than 66% of our issued and outstanding voting shares.

Under Bermuda law, in the event of an amalgamation of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Our bye-laws also contain provisions regarding “business combinations” with “interested shareholders.” Pursuant to our bye-laws, in addition to any other approval that may be required by applicable law, any business combination with an interested shareholder within a period of three years after the date of the transaction in which the person became an interested shareholder must be approved by our board and authorized at an annual or special general meeting by the affirmative vote of at least 66% of our issued and outstanding voting shares that are not owned by the interested shareholder, unless: (i) prior to the time that the shareholder becoming an interested shareholder, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; or (ii) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our issued and outstanding voting shares at the time the transaction commenced. For purposes of these provisions, “business combinations” include mergers, amalgamations, consolidations and certain sales, leases, exchanges, mortgages, pledges, transfers and other dispositions of assets, issuances and transfers of shares and other transactions resulting in a financial benefit to an interested shareholder. An “interested shareholder” is a person that beneficially owns 15% or more of our issued and outstanding voting shares and any person affiliated or associated with us that owned 15% or more of our issued and outstanding voting shares at any time three years prior to the relevant time.

Shareholder Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Our bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take any action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. However, the operation of this provision as a waiver of the right to sue for violations of federal securities laws may not be enforceable in U.S. courts.

Capitalization of Profits and Reserves

Pursuant to our bye-laws, our board of directors may (i) capitalize any part of the amount of our share premium or other reserve accounts or any amount credited to our profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro-rata (except in connection with the conversion of shares) to the shareholders; or (ii) capitalize any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by paying up in full partly paid or nil paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

Untraced Shareholders

Our bye-laws provide that our board of directors may treat as forfeited any dividend or other monies payable in respect of any shares that remain unclaimed for five (5) years from the date when such monies became due for payment. In addition, we are entitled to cease sending dividend warrants and checks by mail or otherwise to a shareholder if such instruments have been returned undelivered to, or left uncashed by, such shareholder on at least two consecutive occasions or, following one such occasion, reasonable inquiries have failed to establish the shareholder’s new address. This entitlement ceases if the shareholder claims a dividend or cashes a dividend warrant or check.

Compulsory Acquisition of Shares Held by Minority Holders

An acquiring party is generally able to acquire compulsorily the common shares of minority holders in the following ways:

(1) By a procedure under the Companies Act known as a “scheme of arrangement”. A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme or arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme of arrangement.

(2) If the acquiring party is a company, it may compulsorily acquire all the shares of the target company, by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of any offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

(3) Where one or more parties holds not less than 95% of the shares of a class of shares of a company, such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, acquire the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Certain Provisions of Bermuda Law

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

The Bermuda Monetary Authority has given its consent for the issue and free transferability of all of our securities other than Equity Securities to and between non-residents of Bermuda for exchange control purposes and for the issue and transfer of our Equity Securities to and between non-residents of Bermuda for exchange control purposes provided our shares are and remain listed on an appointed stock exchange, which includes the NYSE. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.

This prospectus may be filed with the Registrar of Companies in Bermuda pursuant to Part III of the Companies Act. In accepting this prospectus for filing, the Registrar of Companies in Bermuda shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust. We will take no notice of any trust applicable to any of our shares, whether or not we have been notified of such trust.

Transfer Agent and Registrar

A register of holders of our common shares is maintained by Continental Management Limited in Bermuda and a branch register is maintained in the United States by our transfer agent, Computershare Inc. and its fully owned subsidiary Computershare Trust Company, N.A., having its principal office at 250 Royall Street, Canton, MA 02021.

DESCRIPTION OF DEBT SECURITIES

The following sets forth certain general terms and provisions of the base indenture, to be entered into between us and an entity, identified in the applicable prospectus supplement, as trustee, under which the debt securities are to be issued from time to time. We have filed a form of the base indenture as an exhibit to the registration statement of which this prospectus is a part. When the debt securities are offered in the future, the applicable offering material will explain the particular terms of those securities and the extent to which the general provisions may apply. The base indenture, as it may be supplemented, amended or modified from time to time, is referred to in this prospectus as the “indenture.” Wherever particular sections or defined terms of the indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference. In this section of the prospectus, the term “the Company” refers only to Textainer Group Holdings Limited and not to any of its subsidiaries.

This summary and any description of the indenture and any debt securities in the applicable prospectus supplement, information incorporated by reference or free writing prospectus is subject to and is qualified in its entirety by reference to all the provisions of the indenture, any indenture supplement and the terms of the debt securities, including, in each case, the definitions therein of certain terms. We will file each of these documents, as applicable, with the SEC and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of debt securities. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” for information on how to obtain a copy of a document when it is filed. The specific terms of the debt securities as described in a prospectus supplement, information incorporated by reference, or free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section.

The debt securities will represent unsecured general obligations of the Company, unless otherwise provided in the applicable offering material. As indicated in the applicable offering material, the debt securities will be either senior debt or subordinated debt.

General

The indenture does not limit the amount of debt securities that may be issued thereunder. The applicable prospectus supplement, documents incorporated by reference, or free writing prospectus with respect to any debt securities will set forth the following terms of the debt securities offered pursuant thereto:

•	the title and series of such debt securities;

•	any limit upon the aggregate principal amount of such debt securities of such series;

•	whether such debt securities will be in global or other form;

•	the date or dates and method or methods by which principal and any premium on such debt securities is payable;

•	the interest rate or rates (or method by which such rate will be determined), if any;

•	the dates on which any such interest will be payable and the method of payment;

•	whether and under what circumstances any additional amounts are payable with respect to such debt securities;

•	the notice, if any, to holders of such debt securities regarding the determination of interest on a floating rate debt security;

•	the basis upon which interest on such debt securities shall be calculated, if other than that of a 360 day year of twelve 30-day months;

•	the place or places where the principal of and interest or additional amounts, if any, on such debt securities will be payable;

•	any redemption or sinking fund provisions, or the terms of any repurchase at the option of the holder of the debt securities;

•	the denominations of such debt securities, if other than $1,000 and integral multiples thereof;

•	any rights of the holders of such debt securities to convert the debt securities into, or exchange the debt securities for, other securities or property;

•	the terms, if any, on which payment of principal or any premium, interest or additional amounts on such debt securities will be payable in a currency other than U.S. dollars;

•

the terms, if any, by which the amount of payments of principal or any premium, interest or additional amounts on such debt securities may be determined by reference to an index, formula, financial or economic measure or other methods;

•

if other than the principal amount hereof, the portion of the principal amount of such debt securities that will be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

•	any events of default or covenants in addition to or in lieu of those described herein and remedies therefor;

•	whether such debt securities will be subject to defeasance or covenant defeasance;

•	the terms, if any, upon which such debt securities are to be issuable upon the exercise of warrants, units or rights;

•	any trustees and any authenticating or paying agents, transfer agents or registrars or any other agents with respect to such debt securities;

•	the terms, if any, on which such debt securities will be subordinate to other debt of the Company;

•	whether such debt securities will be secured by collateral and the terms of such security; and

•	any other specific terms of such debt securities and any other deletions from or additions to or modifications of the indenture with respect to such debt securities.

Debt securities may be presented for exchange, conversion or transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the applicable offering material. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indenture.

The indenture does not contain any covenant or other specific provision affording protection to holders of the debt securities in the event of a highly leveraged transaction or a change in control of the Company, except to the limited extent described below under “— Consolidation, Merger, Amalgamation and Sale of Assets.”

Modification and Waiver

The indenture provides that supplements to the indenture and the applicable supplemental indentures may be made by the Company and the trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of debt securities of a series under the indenture or the debt securities of such series, with the consent of the holders of a majority (or such greater amount as is provided for a particular series of debt securities) in principal amount of the outstanding debt securities issued under such indenture that are affected by the supplemental indenture, voting as a single class; provided that no such supplemental indenture may, without the consent of the holder of each such debt security affected thereby, among other things:

(a) change the stated maturity of the principal of, or any premium, interest or additional amounts on, such debt securities, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest or any additional amounts thereon, or reduce any premium payable on redemption thereof or otherwise, or reduce the amount of the principal of debt securities issued with original issue discount that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or change the redemption provisions or adversely affect the right of repayment at the option of the holder, or change the place of payment or currency in which the principal of, or any premium, interest or additional amounts with respect to any debt security is payable, or impair or affect the right of any holder of debt securities to institute suit for the payment after such payment is due (except a rescission and annulment of acceleration with respect to a series of debt securities by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of such series and a waiver of the payment default that resulted from such acceleration);

(b) reduce the percentage of outstanding debt securities of any series, the consent of the holders of which is required for any such supplemental indenture, or the consent of whose holders is required for any waiver or reduce the quorum required for voting;

(c) modify any of the provisions of the sections of such indenture relating to supplemental indentures with the consent of the holders, waivers of past defaults or securities redeemed in part, except to increase any such percentage or to provide that certain other provisions of such indenture cannot be modified or waived without the consent of each holder affected thereby; or

(d) make any change that adversely affects the right to convert or exchange any security into or for common shares or other securities, cash or other property in accordance with the terms of the applicable debt security.

The indenture provides that a supplemental indenture that changes or eliminates any covenant or other provision of the indenture that has expressly been included solely for the benefit of one or more particular series of debt securities, or that modifies the rights of the holders of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of debt securities of any other series.

The indenture provides that the Company and the trustee may, without the consent of the holders of any series of debt securities issued thereunder, enter into additional supplemental indentures for one of the following purposes:

(a) to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company in such indenture and in the debt securities issued thereunder;

(b) to add to the covenants of the Company or to surrender any right or power conferred on the Company pursuant to the indenture;

(c) to establish the form and terms of debt securities issued thereunder;

(d) to evidence and provide for a successor trustee under such indenture with respect to one or more series of debt securities issued thereunder or to provide for or facilitate the administration of the trusts under such indenture by more than one trustee;

(e) to cure any ambiguity, to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision of the indenture or to make any other provisions with respect to matters or questions arising under such indenture; provided that no such action pursuant to this clause (e) shall adversely affect the interests of the holders of any series of debt securities issued thereunder in any material respect;

(f) to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of securities under the indenture;

(g) to add any additional events of default with respect to all or any series of debt securities;

(h) to supplement any of the provisions of the indenture as may be necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided that such action does not adversely affect the interests of any holder of an outstanding debt security of such series or any other security in any material respect;

(i) to make provisions with respect to the conversion or exchange rights of holders of debt securities of any series;

(j) to pledge to the trustee as security for the debt securities of any series any property or assets;

(k) to change or eliminate any of the provisions of the indenture, provided that any such change or elimination become effective only when there is no security of any series outstanding created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

(l) to provide for certificated securities in addition to or in place of global securities;

(m) to qualify such indenture under the Trust Indenture Act of 1939, as amended;

(n) with respect to the debt securities of any series, to conform the text of the indenture or the debt securities of such series to any provision of the description thereof in the Company’s offering memorandum or prospectus relating to the initial offering of such debt securities, to the extent that such provision, in the good faith judgment of the Company, was intended to be a verbatim recitation of a provision of the indenture or such securities; or

(o) to make any other change that does not adversely affect the rights of holders of any series of debt securities issued thereunder in any material respect.

Events of Default

Unless otherwise provided in any applicable prospectus supplement, documents incorporated by reference or free writing prospectus, the following will be events of default under the indenture with respect to each series of debt securities issued thereunder:

(a) default for 30 days in the payment when due of interest on, or any additional amount in respect of, any series of debt securities;

(b) default in the payment of principal or any premium on any series of the debt securities outstanding under the indenture when due;

(c) default in the payment, if any, of any sinking fund installment when and as due by the terms of any debt security of such series, subject to any cure period that may be specified in any debt security of such series;

(d) failure by the Company for 60 days after receipt by registered or certified mail of written notice from the trustee upon instruction from holders of at least 25% in principal amount of the then outstanding debt securities of such series to comply with any of the other agreements in the indenture and stating that such notice is a “Notice of Default” under the indenture; provided, that if such failure cannot be remedied within such 60-day period, such period shall be automatically extended by another 60 days so long as (i) such failure is subject to cure and (ii) the Company is using commercially reasonable efforts to cure such failure; and provided, further, that a failure to comply with any such other agreement in the indenture that results from a change in generally accepted accounting principles shall not be deemed to be an event of default;

(e) certain events of bankruptcy, insolvency or reorganization of the Company; and

(f) any other event of default provided in a supplemental indenture with respect to a particular series of debt securities, provided that any event of default that results from a change in generally accepted accounting principles shall not be deemed to be an event of default.

In case an event of default specified in clause (a) or (b) above shall occur and be continuing with respect to any series of debt securities, holders of at least 25%, and in case an event of default specified in any clause other than clause (a), (b) or (e) above shall occur and be continuing with respect to any series of debt securities, holders of at least a majority, in aggregate principal amount of the debt securities of such series then outstanding may declare the principal (or, in the case of discounted debt securities, the amount specified in the terms thereof) of such series to be due and payable. If an event of default described in (e) above shall occur and be continuing then the principal amount (or, in the case of discounted debt securities, the amount specified in the terms thereof) of all the debt securities outstanding shall be and become due and payable immediately, without notice or other action by any holder or the trustee, to the full extent permitted by law. Any past or existing default or event of default with respect to particular series of debt securities under such indenture may be waived by the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, except in each case a continuing default (1) in the payment of the principal of, any premium or interest on, or any additional amounts with respect to, any debt security of such series, or (2) in respect of a covenant or provision which cannot be modified or amended without the consent of each holder affected thereby.

The indenture provides that the trustee may withhold notice to the holders of any default with respect to any series of debt securities (except in payment of principal of or interest or premium on, or sinking fund payment in respect of, the debt securities) if the trustee considers it in the interest of holders to do so.

The indenture contains a provision entitling the trustee to be indemnified by the holders before proceeding to exercise any trust or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the trustee or of exercising any trust or power conferred upon the trustee with respect to the debt securities of such series; provided, however, that the trustee may decline to follow any such direction if, among other reasons, the trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken or would be unduly prejudicial to the holders of the debt securities of such series not joining in such direction. The right of a holder to institute a proceeding with respect to a series of debt securities will be subject to certain conditions precedent including, without limitation, that in case of an event of default specified in clause (a), (b) or (e) of the first paragraph above under “— Events of Default,” holders of at least 25%, or in case of an event of default other than specified in clause (a), (b) or (e) of the first paragraph above under “— Events of Default”, holders of at least a majority, in aggregate principal amount of the debt securities of such series then outstanding make a written request upon the trustee to exercise its powers under such indenture, indemnify the trustee and afford the trustee reasonable opportunity to act. Notwithstanding the foregoing, the holder has an absolute right to receipt of the principal of, premium, if any, and interest when due on the debt securities, to require conversion of debt securities if such indenture provides for convertibility at the option of the holder and to institute suit for the enforcement thereof.

Consolidation, Merger, Amalgamation and Sale of Assets

The indenture provides that the Company may not directly or indirectly consolidate or amalgamate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets and properties and the assets and properties of its subsidiaries (taken as a whole) to another person in one or more related transactions unless the successor person is a person organized under the laws of Bermuda or any U.S. domestic jurisdiction and assumes the Company’s obligations on the debt securities issued thereunder, and under the indenture, and after giving effect thereto no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, and that certain other conditions are met.

Certain Covenants

Payment of Principal, any Premium, Interest or Additional Amounts. The Company will duly and punctually pay the principal of, and premium and interest on or any additional amounts payable with respect to, any debt securities of any series in accordance with their terms.

Maintenance of Office or Agency. The Company will be required to maintain an office or agency in each place of payment for each series of debt securities for notice and demand purposes and for the purposes of presenting or surrendering debt securities for payment, registration of transfer, or exchange.

Reports. So long as any debt securities of a particular series are outstanding under the indenture, the Company will file with the trustee, within 30 days after the Company has filed the same with the SEC, unless such reports are available on the SEC’s EDGAR filing system (or any successor thereto), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which the Company may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Company is not required to file information, documents or reports pursuant to either of said Sections, then it shall file with the trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

Additional Covenants. Any additional covenants of the Company with respect to any series of debt securities will be set forth in the applicable prospectus supplement, documents incorporated by reference or free writing prospectus relating thereto.

Conversion Rights

The terms and conditions, if any, upon which the debt securities are convertible into common shares or preference shares will be set forth in the applicable prospectus supplement, documents incorporated by reference or free writing prospectus relating thereto. Such terms will include the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of redemption of such debt securities and any restrictions on conversion.

Redemption; Repurchase at the Option of the Holder; Sinking Fund

The terms and conditions, if any, upon which (a) the debt securities are redeemable at the option of the Company, (b) the holder of debt securities may cause the Company to repurchase such debt securities or (c) the debt securities are subject to any sinking fund will be set forth in the applicable prospectus supplement, documents incorporated by reference or free writing prospectus relating thereto.

Repurchases on the Open Market

The Company or any affiliate of the Company may at any time or from time to time repurchase any debt security in the open market or otherwise. Such debt securities may, at the option of the Company or the relevant affiliate of the Company, be held, resold or surrendered to the trustee for cancellation.

Discharge, Defeasance and Covenant Defeasance

The indenture provides, with respect to each series of debt securities issued thereunder, that the Company may satisfy and discharge its obligations under such debt securities of a series and such indenture with respect to debt securities of such series if:

(a) all debt securities of such series previously authenticated and delivered, with certain exceptions, have been accepted by the trustee for cancellation; or

(b) (i) the debt securities of such series have become due and payable, or mature within one year, or all of them are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption and the Company irrevocably deposits in trust with the trustee, as trust funds solely for the benefit of the holders of such debt securities, for that purpose, money or governmental obligations or a combination thereof sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the trustee) to pay the entire indebtedness on the debt securities of such series to maturity or redemption, as the case may be, and pays all other sums payable by it under such indenture; and

(ii) the Company delivers to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in such indenture relating to the satisfaction and discharge of such indenture with respect to the debt securities of such series have been complied with.

Notwithstanding such satisfaction and discharge, the obligations of the Company to compensate and indemnify the trustee, to pay additional amounts, if any, in respect of debt securities in certain circumstances and to convert or exchange debt securities pursuant to the terms thereof and the obligations of the Company and the trustee to hold funds in trust and to apply such funds pursuant to the terms of the indenture, with respect to issuing temporary debt securities, with respect to the registration, transfer and exchange of debt securities, with respect to the replacement of mutilated, destroyed, lost or stolen debt securities and with respect to the maintenance of an office or agency for payment, shall in each case survive such satisfaction and discharge.

Unless inapplicable to debt securities of a series pursuant to the terms thereof, the indenture provides that (i) the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the debt securities issued thereunder of any series, and the provisions of such indenture will, except as noted below, no longer be in effect with respect to the debt securities of such series (“defeasance”) and (ii) (1) the Company may omit to comply with the covenant under “— Consolidation, Merger, Amalgamation and Sale of Assets” and any other additional covenants established pursuant to the terms of such series, and such omission shall be deemed not to be an event of default under clause (d) or (f) of the first paragraph of “— Events of Default” and (2) the occurrence of any event described in clause (f) of the first paragraph of “— Events of Default” shall not be deemed to be an event of default, in each case with respect to the outstanding debt securities of such series ((1) and (2) of this clause (ii), “covenant defeasance”); provided that the following conditions shall have been satisfied with respect to such series:

(a) the Company has irrevocably deposited in trust with the trustee as trust funds solely for the benefit of the holders of the debt securities of such series, for payment of the principal of and interest of the debt securities of such series, money or government obligations or a combination thereof sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the trustee) without consideration of any reinvestment to pay and discharge the principal of and accrued interest on the outstanding debt securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the trustee), as the case may be;

(b) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, such indenture or any other material agreement or instrument to which the Company is a party or by which it is bound;

(c) no event of default or event which with notice or lapse of time would become an event of default with respect to such debt securities of such series shall have occurred and be continuing on the date of such deposit;

(d) the Company shall have delivered to such trustee an opinion of counsel as described in the indenture to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of the Company’s exercise of its option under this provision of such indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance had not occurred;

(e) the Company has delivered to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in such indenture relating to the defeasance contemplated have been complied with;

(f) if the debt securities are to be redeemed prior to their maturity, notice of such redemption shall have been duly given or in another manner satisfactory to the trustee; and

(g) any such defeasance or covenant defeasance shall comply with any additional or substitute terms provided for by the terms of such debt securities of such series.

Notwithstanding a defeasance or covenant defeasance, the Company’s obligations with respect to the following in respect of debt securities of such series will survive with respect to such securities until otherwise terminated or discharged under the terms of the indenture or no debt securities of such series are outstanding:

(a) the rights of holders of outstanding debt securities of such series to receive payments in respect of the principal of, interest on or premium or additional amounts, if any, payable in respect of, such debt securities when such payments are due from the trust referred in clause (a) in the preceding paragraph;

(b) the issuance of temporary debt securities, the registration, transfer and exchange of debt securities, the replacement of mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment and holding payments in trust;

(c) the rights, powers, trusts, duties and immunities of the trustee, and the Company’s obligations in connection therewith; and

(d) the defeasance or covenant defeasance provisions of the indenture.

Applicable Law

The indenture provides that the debt securities and the indenture will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase debt securities, common shares, preference shares or any combination of these securities. We may issue the warrants independently or together with any underlying securities, and the warrants may be attached or separate from the underlying securities. We may also issue a series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The following description is a summary of selected provisions relating to the warrants that we may issue. The summary is not complete. When warrants are offered in the future, a prospectus supplement, information incorporated by reference or a free writing prospectus, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the warrants as described in a prospectus supplement, information incorporated by reference, or free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section.

This summary and any description of warrants in the applicable prospectus supplement, information incorporated by reference or free writing prospectus is subject to and is qualified in its entirety by reference to all the provisions of any specific warrant document or agreement. We will file each of these documents, as applicable, with the SEC and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of warrants. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” above for information on how to obtain a copy of a warrant document when it is filed.

When we refer to a series of warrants, we mean all warrants issued as part of the same series under the applicable warrant agreement.

Terms

The applicable prospectus supplement, information incorporated by reference or free writing prospectus, may describe the terms of any warrants that we may offer, including but not limited to the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued;

•	the price or prices at which the warrants may be exercised;

•	the currency or currencies that investors may use to pay for the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	if applicable, the terms of redemption of the warrants;

•	the identity of the warrant agent, if any;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

Warrant Agreements

We may issue the warrants in one or more series under one or more warrant agreements, each to be entered into between us and a bank, trust company, or other financial institution as warrant agent. We may add, replace, or terminate warrant agents from time to time. We may also choose to act as our own warrant agent or may choose one of our subsidiaries to do so.

The warrant agent under a warrant agreement will act solely as our agent in connection with the warrants issued under that agreement. Any holder of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise those warrants in accordance with their terms.

Form, Exchange and Transfer

We may issue the warrants in registered form or bearer form. Warrants issued in registered form, i.e., book-entry form, will be represented by a global security registered in the name of a depository, which will be the holder of all the warrants represented by the global security. Those investors who own beneficial interests in a global warrant will do so through participants in the depository’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depository and its participants. In addition, we may issue warrants in non-global form, i.e., bearer form. If any warrants are issued in non-global form, warrant certificates may be exchanged for new warrant certificates of different denominations, and holders may exchange, transfer, or exercise their warrants at the warrant agent’s office or any other office indicated in the applicable prospectus supplement, information incorporated by reference or free writing prospectus.

Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preference shares or common shares will not have any rights of holders of the preference shares or common shares purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preference shares or common shares purchasable upon such exercise.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement, information incorporated by reference or free writing prospectus. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable offering material. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be redeemed as set forth in the applicable offering material.

Warrants may be exercised as set forth in the applicable offering material. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable offering material, we will forward, as soon as practicable, the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DESCRIPTION OF RIGHTS

General

We may issue rights to purchase our debt securities, common shares, preference shares or other securities. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all which will be set forth in the relevant offering material. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights.

The following description is a summary of selected provisions relating to rights that we may offer. The summary is not complete. When rights are offered in the future, a prospectus supplement, information incorporated by reference or a free writing prospectus, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the rights as described in a prospectus supplement, information incorporated by reference, or other offering material will supplement and, if applicable, may modify or replace the general terms described in this section.

This summary and any description of rights in the applicable prospectus supplement, information incorporated by reference or free writing prospectus is subject to and is qualified in its entirety by reference to the rights agreement and the rights certificates. We will file each of these documents, as applicable, with the SEC and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” for information on how to obtain a copy of a document when it is filed.

The applicable prospectus supplement, information incorporated by reference or free writing prospectus may describe:

•	In the case of a distribution of rights to our shareholders, the date of determining the shareholders entitled to the rights distribution;

•	In the case of a distribution of rights to our shareholders, the number of rights issued or to be issued to each shareholder;

•	the exercise price payable for each share of debt securities, common shares, preference shares or other securities upon the exercise of the rights;

•	the number and terms of the shares of debt securities, common shares, preference shares or other securities which may be purchased per each right;

•	the extent to which the rights are transferable;

•	the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights; and

•	any other terms of the rights, including, but not limited to, the terms, procedures, conditions and limitations relating to the exchange and exercise of the rights.

The provisions described in this section, as well as those described under “Description of Debt Securities” and “Description of Share Capital,” will apply, as applicable, to any rights we offer.

DESCRIPTION OF UNITS

General

We may issue units composed of any combination of our debt securities, common shares, preference shares and warrants. We will issue each unit so that the holder of the unit is also the holder of each security included in the unit. As a result, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The following description is a summary of selected provisions relating to units that we may offer. The summary is not complete. When units are offered in the future, a prospectus supplement, information incorporated by reference or free writing prospectus as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the units as described in a prospectus supplement or information incorporated by reference will supplement and, if applicable, may modify or replace the general terms described in this section.

This summary and any description of units in the applicable prospectus supplement, information incorporated by reference or free writing prospectus is subject to and is qualified in its entirety by reference to the unit agreement, collateral arrangements and depositary arrangements, if applicable. We will file these documents with the SEC for incorporation by reference into this prospectus, as applicable. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” for information on how to obtain a copy of a document when it is filed.

The applicable prospectus supplement, information incorporated by reference or free writing prospectus may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities composing the units;

•	whether the units will be issued in fully registered or global form; and

•	any other terms of the units.

The applicable provisions described in this section, as well as those described under “Description of Debt Securities,” “Description of Share Capital” and “Description of Warrants,” will apply to each unit and to each security included in each unit, respectively.

PLAN OF DISTRIBUTION

We may sell the securities included in this prospectus and the selling shareholder may sell our common shares through underwriters or dealers, through agents, directly to one or more purchasers, through a rights offering, or otherwise. We will describe the terms of the offering in a prospectus supplement, information incorporated by reference or free writing prospectus, including:

•	the name or names of any underwriters, if any;

•	the purchase price of the securities and the proceeds we or the selling shareholder will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters we name in the prospectus supplement, information incorporated by reference or free writing prospectus are underwriters of the securities offered thereby. The distribution of securities may be effected, from time to time, in one or more transactions, including:

•	block transactions (which may involve crosses) and transactions on the New York Stock Exchange or any other organized market where the securities may be traded;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers; or

•

trading plans entered into by the selling shareholder pursuant to Rule 10b5-1 under the Securities and Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans.

The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us, the selling shareholder or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts and commissions under the U.S. Securities Act of 1933, as amended, or the Securities Act. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act. As a result, we have informed the selling shareholder that Regulation M, promulgated under the Exchange Act, may apply to sales by the selling shareholder in the market. The selling shareholder may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.

We may also make direct sales through rights distributed to our existing shareholders on a pro rata basis, which may or may not be transferable. In any distribution of rights to our shareholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

Agents may, from time to time, solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement, document incorporated by reference or free writing prospectus, as applicable, any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in an offering, securities will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus, and the applicable prospectus supplement and any applicable free writing prospectus will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, the selling shareholder or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement, document incorporated by reference or free writing prospectus, as applicable, the name of the dealer and the terms of the transactions.

We or the selling shareholder may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement, document incorporated by reference or free writing prospectus, as applicable, will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement, document incorporated by reference or free writing prospectus, as applicable, will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us, our subsidiaries or affiliates in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common shares registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common shares by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common shares to engage in market-making activities with respect to our common shares. These restrictions may affect the marketability of our common shares and the ability of any person or entity to engage in market-making activities with respect to our common shares.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

All securities we offer other than common shares will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement, as the case may be.

SELLING SHAREHOLDER

The following table sets forth the identity and other information about the selling shareholder based solely upon information furnished to us by the selling shareholder. The selling shareholder may offer an aggregate of up to $125,000,000 of our common shares, which were acquired in private transactions. The selling shareholder may sell some, all or none of its shares covered by this prospectus and as a result the actual number of shares that will be held by the selling shareholder upon termination of the offering may exceed the minimum number set forth in the table.

Selling Shareholder	Shares Beneficially Owned Prior to the Offering	Percentage of Class Prior to the Offering(3)	Total Common Shares Offered Hereby(4)	Amount and Percentage After the Offering
Halco Holdings, Inc.(1)(2)	29,778,802	60.08%

(1)	The business address for Halco Holdings, Inc. is First Floor, Ragnall House, 18 Peel Road, Douglas, Isle of Man IM1 4LZ.
(2)	Halco Holdings Inc. (“Halco”) owns 29,778,802 Common Shares. Halco is owned by the Halco Trust (a discretionary trust with an independent trustee), in which Trencor Limited (“Trencor”) and certain of its affiliates are the sole discretionary beneficiaries. Halco is the wholly-owned subsidiary of the Halco Trust. Trencor is a South African investment holding public company, listed on the JSE Limited in Johannesburg, South Africa. The protectors of the Halco Trust are Messrs. Neil I. Jowell, Cecil Jowell, David M. Nurek and James E. McQueen (who are all directors of Textainer and Trencor) and Edwin Oblowitz (who is a director of Trencor). The protectors of the trust have the power, under the trust documents, to appoint or remove the trustee. The protectors cannot be removed and have the right to nominate replacement protectors. In addition, any changes to the beneficiary of the Halco Trust must be agreed to by both the independent trustee and the protectors of the trust. Trencor and Messrs. Neil I. Jowell, Cecil Jowell, David M. Nurek and James E. McQueen hereby disclaim any beneficial ownership, except to the extent of their respective pecuniary interest therein, if any, of the shares held by Halco.
(3)	Based on 49,567,852 shares outstanding as of June 30, 2012.
(4)	The selling shareholder may offer an aggregate of up to $125,000,000 of our common stock. The actual number of shares offered and sold will depend upon the price at which the shares are sold.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters with respect to the laws of Bermuda will be passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda. Certain matters of New York law will be passed upon for us by Morrison & Foerster LLP.

EXPERTS

The consolidated financial statements and schedules of Textainer Group Holdings Limited as of December 31, 2011 and December 31, 2010, and for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Bermuda exempted company. As a result, the rights of holders of our common shares will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. Most of our directors and some of the named experts referred to in this prospectus are not residents of the U.S., and a substantial portion of our assets is located outside the U.S. As a result, it may be difficult for investors to effect service of process on those persons in the U.S. and to enforce in the U.S. judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. We have been advised by our special Bermuda counsel, Conyers Dill & Pearman Limited, that uncertainty exists as to whether courts in Bermuda will enforce judgments obtained in other jurisdictions (including the U.S.) against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form F-3 that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may from time to time sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $425,000,000 and the selling shareholder may from time to time sell up to $125,000,000 of our common stock. This prospectus provides you with a general description of the securities we or the selling shareholder may offer. Each time we or the selling shareholder offer securities under this shelf registration process, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. This prospectus does not contain all the information provided in the registration statement we have filed with the SEC. For further information about us or the securities offered hereby, you should refer to that registration statement and the exhibits filed as a part of that registration statement.

We are subject to the reporting requirements of the Exchange Act, and file reports, including Annual Reports on Form 20-F and Reports on Form 6-K, with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. The public may read our SEC filings, including the registration statement of which this prospectus is a part and the exhibits filed as a part of that registration statement, over the Internet at http://www.sec.gov. The public may also read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

7,500,000 Shares

Textainer Group Holdings Limited

Common Shares

PROSPECTUS    SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch

Wells Fargo Securities

Credit Suisse

Senior Co-Managers

RBC Capital Markets

Deutsche Bank Securities

SunTrust Robinson Humphrey

Co-Managers

Investec Bank Limited

ABN AMRO

Mitsubishi UFJ Securities

Dahlman Rose & Company

September 13, 2012